                                                                    EXHIBIT 10.8





                            ASSET PURCHASE AGREEMENT

                              DATED:  MAY 16, 1996


                                    BETWEEN


                       TRIAX SOUTHEAST ASSOCIATES, L.P.,


                     TRIAX SOUTHEAST GENERAL PARTNER, L.P.


                                      AND


                    FRONTIERVISION OPERATING PARTNERS, L.P.

                               TABLE OF CONTENTS

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
R E C I T A L S . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

Section 1.  Purchase and Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 1.1.  Conveyance of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 1.2.  Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

Section 2.  Purchase Price and Method of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         Section 2.1.  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         Section 2.2.  Method of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Section 2.3.  Limited Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . .    6
         Section 2.4.  Definition of Basic Subscriber . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         Section 2.5.  Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

Section 3.  Representations, Warranties, Covenants and
                   Agreements of Seller and General Partner . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 3.1.  Organization, Qualification and
                                  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 3.2.  Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Section 3.3.  No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Section 3.4.  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Section 3.5.  Regulatory Licenses and Filings  . . . . . . . . . . . . . . . . . . . . . . . . .   15
         Section 3.6.  Franchises and Other Authorities . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Section 3.7.  Status of the Systems  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Section 3.8.  Legality of Signals Carried; Compliance
                                  with Applicable Laws  . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Section 3.9.  Real Property and Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Section 3.10. Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         Section 3.11. Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Section 3.12. Employee Agreements and Benefits; Labor
                                  Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Section 3.13. ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Section 3.14. Easements, Rights-of-Way, Pole Attachment
                                  and Similar Agreements  . . . . . . . . . . . . . . . . . . . . . . . .   25

         Section 3.15. Bonds, Insurance and Letters of Credit . . . . . . . . . . . . . . . . . . . . . .   26
         Section 3.16. Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Section 3.17. Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Section 3.18. Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 3.19. Seller's Accounts and Promotions . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 3.20. Environmental Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         Section 3.21. Continuation of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         Section 3.22. Approvals and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         Section 3.23. Other Financial Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         Section 3.24. Complete Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

Section 4.  Representations, Warranties, Covenants and
                   Agreements of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 4.1.  Organization and Authority of Buyer  . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 4.2.  Due Authorization by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 4.3.  Restrictive Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 4.4.  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 4.5.  Complete Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 4.6.  Financing Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

Section 5.  Covenants and Further Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 5.1.  Application for Assignment of Franchises
                                  and Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 5.2.  Information; Consultation;
                                  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         Section 5.3.  Period Pending Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Section 5.4.  Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         Section 5.5.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         Section 5.6.  Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         Section 5.7.  Reliance Upon and Survival of
                                  Representations and Warranties  . . . . . . . . . . . . . . . . . . . .   35
         Section 5.8.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         Section 5.9.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         Section 5.10. No Negotiation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         Section 5.11. Special Covenants of Seller and
                                  General Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         Section 5.12. Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38





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
Section 6.  Conditions Precedent to the Obligation of
                   Buyer to Close . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         Section 6.1.  Truth of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . .   39
         Section 6.2.  Estoppel Letters; Performance of
                                  Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         Section 6.3.  Consents of Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 6.4.  Opinion of Seller's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 6.5.  Opinion of FCC and Copyright Counsel . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 6.6.  No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 6.7.  Expiration of HSR Act Waiting Period . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 6.8.  Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

Section 7.  Conditions Precedent to the Obligation of Seller
                   and General Partner to Close . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 7.1.  Truth of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . .   41
         Section 7.2.  Performance of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 7.3.  Opinion of Counsel for Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 7.4.  Consents of Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 7.5.  Expiration of HSR Act Waiting Period . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 7.6.  No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

Section 8.  The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 8.1.  Time and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 8.2.  Deliveries by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 8.3.  Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         Section 8.4.  Other Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

Section 9.  Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

Section 10. Non-competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

Section 11. Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

Section 12. Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

Section 13.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

Section 14.  Application of Good Faith Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46





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
Section 15.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46

Section 16.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46

Section 17.  Descriptive Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46

                         LIST OF SCHEDULES AND EXHIBITS

Schedules

0.1              Systems of Seller

1.1(a) Machinery, Equipment, Inventory, Personal Property and Other Assets; List of Liens, Claims, Restrictions, Encumbrances; and UCC Search Results

1.1(b) FCC Licenses, FAA Licenses, Copyright Registrations, Other Permits and Licenses and Governmental Authorizations

1.1(c) Franchise Authorizations and Other Permits, Licenses, Consents and Certificates

1.1(d) Pole Attachment Agreements, Easements, Rights-of-Way, Permits, Access Agreements etc.

1.1(f)           Leases of Real and Personal Property

1.1(g)           Owned Real Property

1.1(h)           Other Contracts

1.1(j)           Intellectual Property

1.2(e)           Excluded Assets

2.1(d)           Form of Assumption Agreement

2.4(a)           Standard Basic Rate

2.4(b)           Basic Subscribers

3.1(b)           Certain Ownership Interests

3.3              No Conflicts

3.4(b)           Material Adverse Changes

3.4(c)           Contingent Obligations

3.5(a)           Exceptions to Regulatory Compliance

3.5(b)           Legal or Governmental Actions and Proceedings

3.6              Compliance; Absence of Defaults

3.7(a)           Cable Services and Rates

3.7(b)           Channel Capacity; Matters Affecting or Relating to Channels

3.7(c)           Exceptions to Compliance; Complaints

3.7(e) Channels, Tiers, Rate Changes, Local Stations, Retransmission Consents and Other Information with Respect to the Systems

3.7(g)           Transfers of Ownership

3.7(h)           Activation Dates

3.7(j)           Information Regarding Rates and Refunds

3.8(a)           Information Regarding Signals Carried

3.8(b)           Exceptions regarding Conduct of Business

3.9(c)           Exceptions regarding Real Property

3.12             Employees, Employment Agreements, etc.

3.13             ERISA

3.15             Insurance, Bonds and Letters of Credit

3.16             Litigation

3.18             Tax Matters

3.19(b)          Subscription and Converter Deposit Agreements

3.19(c)          Billing and Collection Terms

3.19(d)          Concessions; Promotions

3.19(e)          Barter/Trade Out Agreements

3.20             Environmental Disclosure Schedule

3.22             Required Notices and Consents

3.23             Other Financial Interests

3.24             Exceptions to Disclosure

5.11(b)          Capital Expenditure Budget

7.3              Form of Third Party Consents

7.4              Form of Opinion from Seller's General Counsel

7.5              Form of Opinion from Seller's Special FCC Counsel

7.7              Inventory

8.3              Form of Opinion from Buyer's General Counsel

9                Allocation of Purchase Price

12               Form of Agreement Not to Compete

                        ASSET PURCHASE AGREEMENT AMONG
                       TRIAX SOUTHEAST ASSOCIATES, L.P.,
                     TRIAX SOUTHEAST GENERAL PARTNER, L.P.,
                                      AND
                    FRONTIERVISION OPERATING PARTNERS, L.P.


        THIS ASSET PURCHASE AGREEMENT, effective as of the 16th day of May, 1996 is made among TRIAX SOUTHEAST ASSOCIATES, L.P., a Delaware limited partnership ("Seller"), and TRIAX SOUTHEAST GENERAL PARTNER, L.P., a Delaware limited partnership and sole general partner of Seller ("General Partner"), and FRONTIERVISION OPERATING PARTNERS, L.P., a Delaware limited partnership ("Buyer").

                                R E C I T A L S:

        Seller operates community antenna television systems and distributes audio and video signals by coaxial and/or fiber optic cable in and around the communities and other geographic areas set forth in Schedule 0.1 (the "Systems"). Seller owns or leases all of the assets used or necessary in the operation of the Systems and holds all licenses, authorizations, registrations and permits from the Federal Communications Commission ("FCC") and Federal Aviation Administration ("FAA") required for the operation of the Systems (the "FCC Licenses" and the "FAA Licenses," respectively). Seller also holds such other governmental and other permits and rights as are necessary or useful to the operation of the Systems, including rights under pole attachment agreements, public and private rights-of-way and easements, and head-end leases.

        Buyer desires to acquire the Systems and all the assets used or held for use in the operation of the Systems (except the Excluded Assets, as defined herein), including the assignment of the FCC Licenses, the FAA Licenses, the cable television franchises and other governmental authorizations related to the operation of the Systems, and the rights of Seller under the lease agreements, pole attachment agreements, rights-of-way, easements and certain other agreements set forth herein.

        Seller desires to sell, transfer and assign its assets to Buyer, subject to the approval of the local governments required for the assignment of the franchises, the consent of the FCC and the FAA, if required for the assignment of the FCC Licenses and FAA Licenses, respectively, the consent of certain parties to the assignment of various agreements and the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

        THEREFORE, in consideration of the covenants and agreements and in reliance on the representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        Section 1.  Purchase and Sale of Assets.

                 Section 1.1. Conveyance of Assets. At the Closing (as defined in Section 10), Seller will sell, transfer, assign and convey to Buyer, by instruments of conveyance in the forms acceptable to Buyer, at Seller's expense (except as otherwise expressly provided herein), good, valid and marketable title to all of Seller's assets (tangible and intangible, real, personal and mixed) owned, used or held for use by Seller (the "Transferred Assets"), except for the "Excluded Assets" (as defined in Section 1.2), free and clear of all defaults, liens, encumbrances, security interests and pledges, and all adverse claims, charges, restrictions and title impediments (except those specified in Schedule 1.1), with such warranties of title and full substitution and subrogation to all rights and actions of warranty against all preceding owners to the fullest extent that such warranties are transferable. The Transferred Assets shall include (not by way of limitation) the following:

                 (a) All of the tangible assets owned, used or held for use by Seller in connection with the ownership or operation of the Systems, including, but not by way of limitation, all physical plant and equipment, machinery, electronic devices, trunk and distribution cable, conduit, vaults and pedestals, grounding and pole hardware, head-end equipment, microwave transmission and reception sites and related equipment, installed subscribers' devices (including, without limitation, drop lines, encoders, transformers and terminals for television sets and fittings), local origination equipment, all inventories of materials and supplies, and all spare parts, equipment (including, but not limited to, all testing, receiving, transmission and related equipment), converters, other signal control devices, tools, vehicles, real property, personal property and other assets listed in Schedule 1.1(a); provided, however, that with respect to vehicles, tools and testing equipment, only those items specifically listed in Schedule 1.1(a) shall be included as a part of the Transferred Assets;

                 (b) The FCC Licenses, FAA Licenses, copyright licenses and registrations, and all other governmental permits, consents, licenses, authorizations, registrations and certificates which relate to the ownership or operation of the Systems, including, but not limited to, all community antenna relay services, business radio, earth station and other licenses other than Franchises defined in
         Section 1.1(c) (collectively, the "Governmental Authorizations" or the "Licenses") each of which Seller has listed in Schedule 1.1(b), a true and correct copy of each of which, including all amendments, modifications, consents or waivers related thereto, has been delivered to Buyer by Seller (Seller also having made available to Buyer a copy of all correspondence relating to any such amendment, modification, consent or waiver);

                 (c) The franchises and similar grants of governmental authority (collectively, the "Franchises") which relate to the ownership or operation of the Systems, each of which Seller has listed in Schedule 1.1(c), (including a description of each Franchise which is not in written form), a true and correct copy of each written form of which, including all amendments, modifications, consents or waivers related thereto (including, without limitation, all agreements whereby Seller or any predecessor agreed to any form of rate regulation, or any standard of customer service or consumer protection), has been delivered to Buyer by

         Seller (Seller also having made available to Buyer a copy of all correspondence relating to any such amendment, modification, consent or waiver);

                 (d) The pole attachment agreements, easements, public and private rights-of-way, permits for crossings over or under highways, railroads or other property, and similar grants of authority which relate to the ownership or operation of the Systems (collectively, the "Access Agreements"), each of which Seller has listed in Schedule 1.1(d), (including a description of each Access Agreement which is not in written form), a true and correct copy of each written form of which, including all amendments, modifications, consents or waivers related thereto, has been delivered to Buyer by Seller (Seller also having made available to Buyer a copy of all correspondence relating to any such amendment, modification, consent or waiver);

                 (e) All instruments of title, rights or claims of Seller under any warranty, business records, customer lists, files, books, records, maps and engineering data, blue prints, schematics, drawings, diagrams, surveys, engineering and technical data, annual FCC proof of performance tests, and all documents and logs relating to the Transferred Assets or the construction and operation of the Systems, including, but not limited to, all subscriber complaint files, maps and other records maintained pursuant to the Franchises or applicable law;

                 (f) The leases of real and personal property used in connection with, or which relate to the ownership or operation of the Systems (collectively, the "Leases"), each of which Seller has listed in Schedule 1.1(f), (including a description of each Lease which is not in written form), and a true and correct copy of each written form of which, including all amendments, modifications, consents or waivers related thereto has been delivered to Buyer by Seller (Seller also having made available to Buyer a copy of all correspondence relating to any such amendment, modification, consent or waiver);

                 (g) The real property interests owned or held by Seller which relate to the ownership or operation of the Systems, each of which Seller has listed in Schedule 1.1(g), together with a legal description of all owned real property;

                 (h) All accounts receivable of Seller derived from the operation of the Systems existing and uncollected as of the Closing (the "Closing Accounts Receivable"), customer subscription agreements, contracts, agreements, commitments and other arrangements of Seller to provide television signal in connection with the operation of the Systems (including, but not limited to, agreements with trailer parks, apartments, condominiums, commercial users and other multiple dwelling users), all agreements to broadcast advertising and all other contracts applicable to the operation of the Systems, each of which Seller has listed in Schedule 1.1(h), (including a description of each such agreement which is not in written form), and a true and correct copy of each written form of which has been delivered to Buyer by Seller;

                 (i) All subscriber deposits (including converter deposits) and amounts collected by Seller for services, materials or equipment to be supplied from and after the Closing Date or which is refundable by Seller; and

                 (j) All of the patents, trademarks, service marks, trade names and copyrights (and all applications therefor), and rights to receive payments with respect thereto, owned or used by Seller in connection with the operation of the Systems, each of which Seller has listed in Schedule 1.1(j), and a true and correct copy of each written form of which has been delivered to Buyer by Seller.

Except as otherwise provided in this Section 1.1, the general language of sale, transfer, assignment and conveyance of assets to Buyer contained in this
Section 1.1 shall be controlling regardless of whether individual assets are described in this Section 1.1 or on any of the attached Schedules, all such assets to be transferred and conveyed to Buyer at Closing subject to the terms and conditions in this Agreement.

                 Section 1.2. Excluded Assets. Notwithstanding anything herein, the following assets (the "Excluded Assets") are excluded from the Transferred Assets:

                 (a) Seller's cash on hand, bank deposits, marketable securities and similar investments on the Closing Date;

                 (b)      Seller's contracts with providers of
         satellite-delivered programming (other than retransmission consent agreements);

                 (c) Seller's books, records and other agreements and documents, in each case to the extent they relate to matters among any of Seller's partners and/or their affiliates, provided, however, that Seller shall permit Buyer to have access thereto to the extent and in the manner contemplated by this Agreement;

                 (d) The Management Agreement dated July 28, 1992 (the "Triax Management Agreement"), by and between Seller and Triax Communications Corporation ("Triax");

                 (e) All assets listed on Schedule 1.2 which are owned by Seller and located at the Milton and Buckhannon offices of Triax USA Associates, L.P.;

                 (f)      All rights to the name "Triax"; and

                 (g)      Those other assets which are listed in Schedule 1.2.

         Section 2.  Purchase Price and Method of Payment.

                 Section 2.1. Purchase Price. At Closing, Buyer shall acquire and accept from Seller and Seller shall transfer and convey to Buyer the Transferred Assets, and, in consideration therefor, Buyer will:

                 (a) Pay Seller the sum of Eighty-Five Million Dollars ($85,000,000), in the manner and subject to adjustment as provided in
         Section 2.5 (the "Cash Consideration"); and

                 (b)      Assume the Assumed Obligations contemplated by
         Section 2.3 pursuant to the form of Assignment and Assumption Agreement attached as Schedule 2.1(b) (the "Assumption Agreement").

         The payments made by Buyer and the obligations of Seller which are assumed by Buyer are, at times, collectively referred to herein as the "Purchase Price".

                 Section 2.2. Method of Payment. The Cash Consideration shall be paid in the following manner:

                 (a) Escrow Deposit. Simultaneously with the execution of this Agreement, Buyer is delivering to Fleet National Bank, (the "Escrow Agent") the sum of Three Million Dollars ($3,000,000) as a deposit (the "Escrow Deposit") to secure Buyer's performance hereunder, and to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement executed on the date hereof by and among Buyer, Seller and the Escrow Agent (the "Escrow Agreement").

                 (b) Closing Payment; Post-Closing Escrow Deposit. At the Closing, Buyer shall cause to be paid in immediately available funds by wire transfer to one or more bank accounts designated in writing by Seller at least three (3) business days prior to the Closing Date a portion of the Purchase Price equal to Eighty-Two Million Dollars ($82,000,000), plus or minus, as applicable, any other adjustments made at Closing pursuant to Section 2.5 and the parties shall cause One Million Dollars ($1,000,000) of the Escrow Deposit to be released to Seller. The remaining Two Million Dollars ($2,000,000) of the Escrow Deposit, constituting the balance of the Purchase Price, will be retained by the Escrow Agent as security for Seller's obligations to Buyer following the Closing pursuant to the terms of the Escrow Agreement (the "Post-Closing Escrow"). Pursuant to the Escrow Agreement, (i) six months following the Closing, $1,000,000 of the Post-Closing Escrow together with the earnings thereon, less the amount of any asserted indemnification claims shall be released from the Post-Closing Escrow and paid to Seller; and (ii) twelve months following the Closing, the balance of the Post-Closing Escrow together with the earnings thereon, less the amount of any then asserted indemnification claims shall be released from the Post-Closing Escrow and paid to Seller.

                 (c) Disposition of Escrow Deposit; Liquidated Damages. At the Closing, the earnings of the Escrow Deposit shall be paid to the Buyer by wire transfer of immediately available funds. If the Closing does not occur because of a breach by Buyer of its representations and warranties hereunder or of the covenants and obligations to be performed by Buyer hereunder, provided Seller has satisfied its obligations hereunder, and provided further, that all conditions precedent to Buyer's obligation to close the transactions contemplated herein have been satisfied or that no indication exists that such conditions would not have been timely satisfied had Buyer not so breached this Agreement, then, pursuant to the Escrow Agreement, the Escrow Deposit and earnings thereon shall be delivered to Seller as liquidated damages, which shall be the sole remedy of Seller for such breach, and Seller shall have no other recourse against Buyer or any of its affiliates under or in connection with this Agreement or the transactions contemplated hereby. In any other case, if the Closing does not occur and this Agreement is terminated, then, pursuant to the Escrow Agreement, the Escrow Deposit and earnings thereon shall be delivered to Buyer. All payments by the Escrow Agent shall be made in accordance with the procedures and provisions set forth in the Escrow Agreement.

                 (d) Reserve For Closing Adjustments. Without limiting Seller's obligations under this Agreement or under applicable law, from the Closing Date until such time as all adjustments and prorations shall have been finally determined and paid pursuant to
         Section 2.5, Seller shall retain on deposit with a federally insured financial institution, cash and cash equivalents of not less than One Million Dollars ($1,000,000), subject to increase as provided in
         Section 2.5(e), in excess of the total amount of Seller's other liabilities from time to time, which amount shall not be subjected to any lien or encumbrance.

                 Section 2.3. Limited Assumption of Liabilities. At the Closing, Seller shall assign and transfer to Buyer, and Buyer shall assume, be obligated to pay or otherwise satisfy or be responsible for, the obligations and liabilities (the "Assumed Obligations") arising or accruing on or after the Closing Date (excluding those obligations arising from events or circumstances occurring before the Closing Date or arising by reason of a default caused by virtue of the Closing unless specifically assumed by Buyer in writing at the Closing) under the Franchises, agreements, Leases and contracts listed in
Schedule 1.1(b), Schedule 1.1(c), Schedule 1.1(d), Schedule 1.1(f) and Schedule 1.1(h), including, but not limited to, the capitalized leases with respect to vehicles set forth in Schedule 1.1(a). Notwithstanding the foregoing, upon the agreement of Buyer, if the assignment and transfer of any Assumed Obligation would cause a breach of or default under the Assumed Obligation, and if the required consent to its transfer and assignment has not been obtained by Closing, Seller agrees to continue, at Buyer's expense (other than charges for personnel or internal operating administrative or overhead expenses of Seller, General Partner or any creditor of Seller or General Partner) the Assumed Obligation in effect, and Buyer shall have and enjoy the benefit of the rights and obligations thereunder as agent for Seller, in accordance with and subject to Section 2.5(g), until such time as the consent is obtained. Except as expressly provided in this
Section 2.3, Buyer shall not assume and shall not be obligated to pay, or otherwise satisfy or be responsible for, any obligation or liability of Seller or the General Partner, and notwithstanding anything to the contrary herein, in no event shall Buyer assume, or be deemed to have assumed, any obligation or liability:

                 (a) not expressly set forth in the Schedules to this Agreement and expressly assigned to and assumed by Buyer under this Agreement and the Assumption Agreement;

                 (b) entered into by Seller or General Partner in violation of the terms of this Agreement;

                 (c) arising out of the breach or default by Seller or any other prior owner of the Systems (whether arising under any penalty or liquidated damage provision or otherwise) under (i) any provision of applicable law, (ii) any Franchise, Governmental Authorization, Access Agreement, Lease, agreement, contract or otherwise, or (iii) either the Copyright Act of 1976, as amended, and the rules and regulations thereunder (collectively, the "Copyright Act"), or the Communications Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Communications Act"), the Communications Act being deemed to include, but not be limited to, the Cable Communications Policy Act of 1984, as amended, and the rules and regulations thereunder (collectively, the "1984 Act") the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the rules and regulations thereunder (collectively, the "1992 Act") and the Telecommunications Act of 1996 and the rules and regulations thereunder (collectively, the "1996 Act");

                 (d)      not relating to the Systems;

                 (e)      arising under or otherwise relating to the Excluded
         Assets;

                 (f) arising from events or circumstances existing prior to the Closing Date, except as specifically assumed by Buyer under this Agreement;

                 (g)      of the General Partner or its affiliates; or

                 (h) in connection with the litigation and claims described in Schedule 3.5(b) or Schedule 3.16.

                 Section 2.4. Intentionally omitted.

                 Section 2.5.  Adjustments and Prorations.

                 (a) The parties agree to make cash adjustments and payments between them at Closing to transfer to Buyer any converter and other subscriber deposits received or held by Seller, and any sums which Seller would have a present or future legal obligation to refund and to credit Seller for any prepaid expenses with respect to the Transferred Assets pertaining to periods subsequent to the Closing. Seller and Buyer further agree to make such cash adjustments and payments between them at Closing and as soon as practicable after the Closing Date to reflect the principle that Seller shall be responsible for all expenses, costs and liabilities allocable to the conduct of the business or operation of the Systems for the period prior to the Closing Date and Buyer shall be responsible for all expenses, costs and obligations allocable to the conduct of the business or operation of the Systems on the Closing Date and for the period thereafter. Such adjustments shall include, but shall not be limited to, (i) franchise, copyright, license or other fees;
(ii) pole attachment fees and other rentals and charges payable in respect of leasehold interests; (iii) property taxes and assessments levied against any Transferred Assets; (iv) charges for utilities, microwave relay and other services furnished to or in connection with the business of operating the Systems, provided that pay television and other programming expenses will be independently incurred and paid for by Seller and Buyer before and after Closing, respectively, and will not be subject to adjustment; (v) fees assessed by the FCC or other governmental authority in connection with the Systems or the ownership or operation thereof, if any, regardless of the date of such assessment; and (vi) wages, salaries, commissions, bonuses (based on any commitment therefor or amount thereof paid for the most recent year), accrued vacation and other fringe benefits (and related payroll taxes, etc.) of Seller's employees as of the Closing Date who become employees of Buyer as of the Closing Date (it being agreed that Seller shall be liable for all forms of compensation due to Seller's employees who do not so become Buyer's employees). Seller shall make all payments due to its employees for services rendered by such employees prior to the Closing Date or otherwise accruing to such employees as of the Closing Date in accordance with Seller's normal payment practices but in no event later than thirty (30) days following the Closing Date or such earlier time as may be required by applicable law. However, nothing herein shall be deemed to require the pro-rating of any income tax or similar type of tax.

                 (b) The Purchase Price shall be adjusted at Closing as follows: (i) by increasing the Purchase Price by an amount equal to (A) 100% of the face value of all Closing Accounts Receivable owed by active subscribers that are outstanding 30 days or less from the date of first billing, (B) 85 % of the face amount of all Closing Accounts Receivable owed by active subscribers that are outstanding more than 30 days but less than 61 days from the date of first billing, and (C) 50% of the face amount of all Closing Accounts Receivable owed by active subscribers that are outstanding more than 60 days but less than 91 days from the date of first billing; and (ii) by reducing the Purchase Price by an amount equal to (x) any customer advance payments (i.e., customer payments received by Seller prior to Closing but relating to service to be provided by Buyer after the Closing) and deposits (including any interest owing thereon), (y) any other advance payments (i.e., advertising payments received by Seller prior to Closing but relating to service to be provided by Buyer after Closing); and (z) accounts receivable relating to services to be performed after the Closing Date, and the responsibility for which is assumed by Buyer under this Agreement. For purposes of this subsection (b), the determination of whether a subscriber is active shall be determined on a basis consistent with the past practices of the Systems, but in no event shall a subscriber be considered active if such subscriber's service has been terminated or ordered to be terminated by either the subscriber or Seller.

                 (c) The Purchase Price shall also be reduced if the average total monthly operating revenues of Seller, determined in accordance with generally accepted accounting principles (excluding only those franchise fees and taxes which are separately itemized on customer bills) is less than $1,635,000 per month over the two (2) full calendar months immediately prior to the Closing Date ("Two Month Average Revenue"). If the Two Month Average Revenue is less than $1,635,000 for the Systems as of the Closing Date, the Cash Consideration shall be reduced proportionately to an amount equal to the product of the Cash Consideration and a fraction, the numerator of which shall be the Two Month Average Revenue and the denominator of which shall be $1,635,000; provided, however, that if the Cash Consideration is thereby reduced to less than $83,000,000, either Buyer or Seller may elect to terminate this Agreement prior to the Closing Date, by written notice to the other promptly upon the determination thereof, in which case this Agreement shall terminate upon the giving of such notice, the Escrow Deposit and all interest earned thereon shall be returned to Buyer and/or paid to Buyer by Seller, and the parties shall have no further obligation to each other under this Agreement except as expressly provided herein. Notwithstanding the foregoing, in the event that the application of the provisions of this subsection (c) would cause the Cash Consideration to be reduced to less than $83,000,000 and if Buyer is willing to waive the provisions of this subsection with respect to reductions below such $83,000,000 amount and to proceed with the Closing based upon such $83,000,000 amount, then Seller shall not have the option to terminate this Agreement.

                 (d) Seller shall prepare and submit to Buyer, not later than three (3) business days prior to the Closing, a written good faith estimate of the amount of the adjustments to the Purchase Price in accordance with this Section 2.5 (the "Estimate"). The Estimate shall be based upon the books and records of the Systems, including the accounts receivable (including the aging reports) and revenues as shown on the latest records available to Seller. The Estimate submitted to Buyer shall be accompanied by (i) a statement setting forth in reasonable detail the calculation of the estimate and (ii) a certificate signed by a senior officer of Seller certifying that, after due inquiry by such officer but without any personal liability to such officer, the estimate was calculated in good faith in accordance with the provisions of Section 2.5. Seller shall also deliver to Buyer such other information as may be reasonably requested by Buyer to verify the Estimate.

                 (e) Without limiting Buyer's rights under subsection (f) below, in the event Buyer believes in good faith that the Estimate is or may be materially inaccurate with respect to the adjustments and prorations to be made pursuant to this Section 2.5 and if the parties are unable to agree on a revised Estimate with respect to such adjustments and prorations prior to the Closing, then the amount of the reserve established pursuant to Section 2.2(d) shall be increased by the amount in dispute.

                 (f) Within 21 days after the Closing Date, Seller shall deliver to Buyer a certificate (the "Post-Closing Certificate"), signed by a senior officer of Seller, after due inquiry by such officer but without any personal liability to such officer, providing a compilation of the adjustments and prorations to be made pursuant to this Section 2.5, together with such supporting information as Buyer may reasonably request. In the event Seller fails to deliver to Buyer a Post-Closing Certificate within such 21 day period, then Buyer may, within 60 days thereafter, prepare a Post-Closing Certificate, in which case the provisions of this Section 2.5(f) shall be interpreted so as to reverse the roles of the parties with respect to responses and discrepancies. If Buyer shall conclude that the Post-Closing Certificate does not accurately reflect the adjustments and prorations to be made to the Purchase Price in accordance with this Section 2.5, Buyer shall within 40 days after the receipt of the Post-Closing Certificate (such 40 day period being referred to as the "Response Period"), deliver to Seller its written statement of any discrepancies believed to exist. If Buyer fails to so notify Seller of any discrepancies, then the calculations set forth in the Post-Closing Certificate shall be controlling for all purposes hereof. On or before the fifth business day following the earlier to occur of the expiration of the Response Period and the date Seller receives Buyer's statement of discrepancies, Buyer shall pay to Seller or Seller shall pay to Buyer, as the case may be, the amount, if any, owed in accordance with the Post-Closing Certificate as to which there is no discrepancy. Buyer and Seller shall use good faith efforts to jointly resolve the discrepancies within 15 days of Seller's receipt of Buyer's written statement of discrepancies, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or review. If Buyer and Seller cannot resolve the discrepancies to their mutual satisfaction within such 15 day period, Buyer and Seller shall retain a mutually acceptable national independent public accounting firm (the "Accounting Firm") that has neither been engaged to perform nor has performed any services of Seller or Buyer or their respective affiliates during the two years prior to the Closing Date to review the Post-Closing Certificate together with Buyer's discrepancy statement and any other relevant documents. The cost of retaining the Accounting Firm shall be borne equally by Buyer and Seller. The Accounting Firm shall report its conclusions as to adjustments pursuant to this Section 2.5 which shall be conclusive on all parties to this Agreement and not subject to dispute or review. In the event the parties are unable to agree on which accounting firm to retain, if the Accounting Firm shall not be engaged on terms reasonably satisfactory to Seller and Buyer within 30 days of Seller's receipt of Buyer's written statement of discrepancies or if the Accounting Firm shall fail to render a decision within 45 days of the date it is retained, then the matter shall be submitted for arbitration in accordance with Section 21 hereof.
Within five days of receipt of the Accounting Firm or Arbitrator's decision, as the case may be, with respect to such dispute, if Buyer is determined to owe an amount to Seller, Buyer shall pay such amount thereof to Seller, and if Seller is determined to owe an amount to Buyer, Seller shall pay such amount thereof to Buyer. All amounts owed by Buyer or Seller to the other in accordance with this Section shall be paid in immediately available funds and shall bear interest at a rate equal to the prime rate publicly announced by Fleet National Bank from time to time, with any changes in such rate to be effective as of the date such change is announced (the "Floating Prime Rate") from the Closing Date until the date such amounts are due, and thereafter shall bear interest at a rate of 15% per annum until payment in full. Unless expressly agreed in writing by Buyer, no payments by Seller pursuant to this Section 2.5 may be made from the Post-Closing Escrow.

                 (g) The parties acknowledge that their intent and agreement is for Seller to transfer the Systems to Buyer at Closing in an orderly manner without interruption in service, and that certain required consents to the transfer to Buyer of Seller's rights under certain of the pole attachment agreements, Leases and certain other contracts and agreements relating to the operation of the Systems may not have been obtained on the Closing Date, or that such rights may not be transferred at the Closing for other reasons, provided, however, that Buyer shall have no obligation to close the transactions contemplated hereby in the absence of such consents and the transfer of such rights. If said transfer is not completed on the Closing Date, Seller agrees to maintain such Leases, contracts and agreements and, should Buyer so request, any insurance policies and performance bonds related to any non-transferred Franchises, in full force and effect for the benefit of Buyer (with any casualty insurance policies naming Buyer and Buyer's lenders as loss payees and any liability insurance policies so maintained naming Buyer, Buyer's lenders, Seller and such other parties as are required to be so named as additional insureds) until such transfer is completed but not to exceed fifteen (15) months following the Closing Date (the "Interim Period"). During the Interim Period Seller shall continue to assist Buyer in obtaining such consents. Seller also agrees to permit Buyer, at Buyer's option, to utilize the benefits of such Leases, contracts, agreements, insurance policies and performance bonds in order to continue to operate the Systems. Buyer agrees that all expenses incurred by Seller in complying with the foregoing during the Interim Period (other than charges for personnel or internal operating, administrative or overhead expenses of Seller, General Partner or any creditor of Seller or General Partner, or under the Triax Management Agreement) shall be reimbursed to Seller by Buyer on a monthly basis, within twenty (20) days after receipt by Buyer of Seller's reasonably detailed and itemized statement therefor for each calendar month during the Interim Period.

                 Section 2.6 Allocation of the Purchase Price. The Purchase Price shall be allocated among the Transferred Assets at or prior to the Closing as the parties hereto shall agree. Each of the parties hereto covenants and agrees (i) to report the federal income tax consequences of the sale and acquisition of the Transferred Assets in a manner consistent with the foregoing, (ii) to execute and file any forms required by Section 1060 of the Internal Revenue Code of 1986, as amended; and (c) not to take any position inconsistent therewith upon examination of any such tax return, or in any refund claim, litigation or otherwise.

         Section 3. Representations, Warranties, Covenants and Agreements of Seller and General Partner.

                 Seller and General Partner, jointly and severally, represent, warrant, covenant and agree, as of the date hereof and on the Closing Date (except where another period of time is expressly mentioned), that:

                 Section 3.1.  Organization, Qualification and Authority.

                 (a) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business, and is in good standing, in the States of Colorado, Kentucky, Maryland, North Carolina, Ohio, Pennsylvania, Virginia and West Virginia;

                 (b) General Partner is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business, and is in good standing, in the States of Colorado, Kentucky, Maryland, North Carolina, Ohio, Pennsylvania, Virginia and West Virginia. General Partner is the sole general partner of Seller, and all of the equity ownership of Seller and General Partner is set forth in Schedule 3.1(b);

                 (c) The character and location of the properties, assets, licenses and rights used in the operation of the Systems and the nature of the Systems as operated by Seller do not require Seller to qualify to transact business in any jurisdiction other than the states set forth in Section 3.1(a); and

                 (d) Seller has full partnership power, capacity and authority to own and lease the properties and assets used in the operation of the Systems, to carry on the business of the Systems as presently conducted, and to operate the Systems as heretofore operated by Seller.

                 Section 3.2. Due Authorization. The execution and delivery of this Agreement, the Escrow Agreement, the Assumption Agreement and any and all other documents executed in connection herewith (collectively, the "Agreements") and the performance of the transactions contemplated hereby have been duly authorized and approved by all necessary partnership action of Seller and General Partner, respectively, and by appropriate resolutions duly adopted, and all other actions required to be taken by law, by the general partners of Seller and General Partner, respectively. Seller and General Partner each has full partnership power, respectively, to enter into and to perform the Agreements to which it is a party and the transactions contemplated thereby. Subsequent to the adoption thereof, such resolutions shall not be altered, amended or revoked in any respect. Each Agreement to which Seller or General Partner is a party constitutes a valid and binding agreement of Seller and General Partner, as the case may be, and each is enforceable against Seller and General Partner, as the case may be, in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency or similar laws, or by general principles of equity relating to the availability of equitable remedies).

                 Section 3.3. No Conflicts. Except as set forth in Schedule 3.3, neither the execution and delivery of any Agreement by Seller and General Partner nor the consummation by them of the transactions contemplated by them herein, nor the compliance by them with the terms, conditions and provisions hereof, conflict with or will conflict with the respective partnership agreements of Seller and General Partner or, in any material respect, conflict with or will result in the creation or imposition of any lien, charge or encumbrance upon any of the Transferred Assets pursuant to the terms of any Lease, Access Agreement or other indenture, mortgage, deed of trust, covenant, instrument, contract or agreement to which Seller or General Partner is a party or by which Seller, General Partner, the Transferred Assets or the Systems is bound; any Franchise or Governmental Authorization; the Communications Act; the Copyright Act; the rules, regulations or policies of the FCC, the FAA or United States Copyright Office; or any applicable federal, state or local law; nor result in a material breach or violation of or default under any of the same (whether immediate or subject to the passage of time or giving of notice), nor cause the suspension, revocation, impairment, forfeiture, nonrenewal or termination of any Governmental Authorization or Franchise, or any other license, permit, franchise, certificate, registration, consent or authorization, which would have a material adverse effect on the Systems and the Transferred Assets as a whole.

                 Section 3.4.  Financial Statements

                 (a) The books of account and financial records of Seller are current and have been maintained by Seller in the ordinary course of business. Seller has prepared its financial statements in accordance with generally accepted accounting principles applied on a basis consistent from period to period. Seller has delivered to
         Buyer: (i) audited financial statements (including opening and year end balance sheets and an income and expense statement for the fiscal periods ended December 31, 1995, 1994 and 1993, certified by Arthur Andersen, LLP, Seller's certified public accountants (collectively, the "Historical Financial Statements"); (ii) a copy of Seller's federal income tax returns, tax examination reports and statements of deficiencies, if any, for 1995 and 1994; (iii) monthly reports of all accounts receivable (including an aging thereof in month end increments) ("Receivable Reports") for each monthly period following December 31, 1995; and (iv) monthly managers' subscriber summary reports ("Subscriber Reports") which include the Systems, separately listing total subscribers, for each monthly period following December 31, 1995. Seller also has delivered to Buyer consistently prepared monthly financial statements for each of the months since the end of Seller's last fiscal year ("Operating Reports") which reflect all billings for basic and premium services and other sources of revenues, by category, for the interim period between December 31, 1995 and the end of the month preceding the date of this Agreement.

                 (b) Since December 31, 1995 and except for matters affecting the cable industry as a whole or as set forth in Schedule 3.4(b), there has been no material adverse change in the assets, liabilities, revenues or earnings of the Systems or otherwise in the business or condition, financial or otherwise, of the Systems, nor any change that would materially adversely affect the ability of the Systems to carry on their business as previously conducted. Except for matters affecting the cable television industry as a whole, to the knowledge of Seller and General Partner and without notice to the contrary, no fact or condition exists or is contemplated or threatened that might cause a material adverse change in the assets or business of the Systems. Except as set forth in Schedule 3.4(b), there are no communities or franchising authorities which have elected to reregulate Seller's rates. Seller will notify Buyer promptly after Seller becomes aware of the election by any community or franchising authority to reregulate Seller's rates.

                 (c) Except as set forth in Schedule 3.4(c), Seller has no outstanding claims, contingent obligations (whether as a guarantor, indemnitor, surety, accommodation party or otherwise), liability for taxes or forward or long-term commitments or obligations, and, to the knowledge of Seller and without notice to the contrary, there are no potential unasserted claims with respect to Seller, General Partner, the Systems or the Transferred Assets; to the knowledge of Seller and General Partner and without notice to the contrary, no party or person has threatened to assert any of such items against Seller, General Partner, the Systems or the Transferred Assets except as set forth in the financial statements provided under Section 3.4(a) or as set forth in the Schedules to this Agreement.

                 Section 3.5.  Regulatory Licenses and Filings.

                 (a) Except as set forth in Schedule 3.5(a): (i) Seller has timely filed all notices and all Statements of Account for the last three (3) years, and has made all required royalty payments under
         Section 111 of the Copyright Act so as to qualify for the compulsory license for the carriage of radio and television stations, and has completed and filed all other registrations and filings required to be filed with the FCC and FAA, except for those registrations and filings the absence of which would not have a material adverse affect on any System or the Transferred Assets as a whole, copies of which have been delivered to Buyer by Seller, and paid all amounts due in connection with such filings or arising as a result of the information shown thereon; (ii) all Statements of Account in connection with the operation of the Systems during the last three (3) years have been completed in material compliance with Section 111 of the Copyright Act; (iii) all royalty payments required to be made under Section 111 of the Copyright Act in connection with the operation of the Systems during the last three (3) years were remitted to the Copyright Office and were computed and reported in accordance with the regulations adopted pursuant to Section 111 of the Copyright Act; and (iv) the statements, representations, warranties and calculations contained in and amounts paid under each of such notices, filings and registrations are true and correct and consistent with applicable federal regulations, in all material respects.

                 (b) Except for those matters affecting the cable industry generally and as set forth in Schedule 3.5(b), there is no legal action or proceeding pending, or to the knowledge of Seller or General Partner, there is no investigation pending, or to the knowledge of Seller or General Partner, and without notice to the contrary, threatened in writing (or basis existing therefor) for the purpose of modifying, revoking, terminating, suspending, canceling or reforming any of the Governmental Authorizations, the FCC Licenses, the FAA Licenses, any Franchise, the compulsory copyright license under
         Section 111 of the Copyright Act, or any of Seller's other certificates, or which would have any other material adverse effect upon, or cause disruption to, any System or the consummation of the transactions contemplated hereby.

                 (c) Within thirty (30) days after Closing, Seller shall deliver to Buyer a certificate signed by Seller setting forth Seller's gross receipts calculated in a manner which is consistent in all material respects with the regulations of the Copyright Office adopted under Section 111 of the Copyright Act derived from the retransmission of any television or radio broadcast signals during the portion of the applicable six-month reporting period that includes the Closing Date. In addition, Seller shall pay to Buyer the Copyright fees attributable to the operation of the Systems to the Closing Date, based on the Copyright fees reflected in Buyer's Statement of Account covering the reporting period in which the Closing occurs.

                 Section 3.6.  Franchises and Other Authorities.

                 (a) Except as set forth in Schedule 3.6, Seller is franchised or otherwise authorized by law to operate the Systems in and around the communities and other geographic areas set forth in
         Schedule 0.1. Seller owns or leases all of the assets used or necessary in the operation of the Systems and holds all FCC Licenses and FAA Licenses required for the operation of the Systems other than Licenses, the absence of which would not have a material adverse affect on any System or the Transferred Assets as a whole. Seller also holds such other governmental and other permits and rights as are necessary or useful to the operation of the Systems, including rights under the Access Agreements, other than rights the absence of which would not have a material adverse affect on any System or the Transferred Assets as a whole. Schedule 1.1(c) includes a true and correct list of all Franchises used or useful in connection with the operation of the Systems. Schedule 1.1(b) includes a true and correct list of all Governmental Authorizations used or useful in connection with the operation of the Systems. Except as set forth in Schedule 3.6, no other Franchises or material Governmental Authorizations are necessary in connection with the conduct and operation of the Systems in the ordinary course of business. Except as set forth in Schedule 3.6, Seller has, is in material compliance with (without waiver or other forbearance of compliance), and subject to Section 11 of this Agreement, will convey to Buyer at Closing, all Franchises and Governmental Authorizations, including, but not limited to, all permits (including environmental permits), licenses, consents, certificates, registrations and other authorities and rights required by any statute, ordinance, regulation or other legal authority relating or applicable to the Systems or the Transferred Assets, and/or the ownership or operation thereof (the Franchises, Governmental Authorizations and all of the foregoing being collectively referred to herein as the "Authorities"). A list of the current level of payments made under each of such Franchises is set forth in Schedule 1.1(c); and

                 (b) Except as set forth in Schedule 3.6, Seller has not caused, suffered or permitted any default, dispute or noncompliance to occur or exist with respect to any Authority that would have a material adverse effect on the Systems and the Transferred Assets as a whole. To the knowledge of Seller and General Partner, and without notice to the contrary, no ground or basis exists, whether or not subject to the giving of notice or passage of time, for cancellation, termination, suspension, restriction or limitation upon the rights granted by any such Authority the occurrence of which would have a material adverse effect on the Systems and the Transferred Assets as a whole. Except as set forth in Schedule 3.6, all Authorities are in full force and effect.

                 (c) For any Franchise that has an unexpired term of fewer than three (3) years from the date hereof (the "Expiring Franchise"), a timely request for renewal has been submitted to the appropriate governmental authority pursuant to Section 626 of the Communications Act of 1934, as amended. Except as set forth in Schedule 3.6, Seller
         (i) has not been notified in writing by any governmental authority with respect to any such Expiring

         Franchise, of a preliminary decision not to renew or of any finding that could reasonably be expected to serve as a basis for a decision not to renew; and (ii) has no knowledge that such notice is to be received.

                 Section 3.7.  Status of the Systems.

                 (a) Schedule 3.7(a) sets forth as to the Systems: (i) each type of cable television service offered by Seller; (ii) the number of subscribers for each such service; (iii) the rates charged for each service as of a date within ten (10) days of the date of execution of this Agreement; and (iv) the subscribers who receive services at a rate below the Standard Basic Rate, the amount charged to such subscribers for such services and the term of the commitment to provide any such services at less than the Standard Basic Rate. Except as set forth in Schedule 3.7(a), the Systems have the ability, without additional capital expenditures, to deliver both a basic and expanded basic service sold and supplied separately to subscribers. The basic service is composed of not more than the number of channels specifically identified in Schedule 3.7(a) as those channels presently constituting Seller's basic service package. Seller has delivered to Buyer strand maps covering the areas comprising the Systems if Seller has such maps. Except as set forth in Schedule 3.7(a), to Seller's knowledge and without notice to the contrary no other person or entity has a franchise or is otherwise licensed to offer or provide, or does offer or provide, cable television services in any franchise territory of Seller, and to Seller's and General Partner's knowledge no person or entity has made application to any franchising authority to provide cable television services in any franchise territory of Seller.

                 (b) Schedule 3.7(b) sets forth: (i) the channel capacity of each of the Systems to carry video/aural signals which are the equivalent of television signals (excluding FM channels), each of which delivers the number of channels set forth therein without additional capital expenditures; and (ii) the separate identity of such channels which have been activated and which have not been activated.

                 (c) Except as set forth in Schedule 3.7(c), each of the Systems and all of the channels carried thereon, without additional capital expenditures, is capable of delivering not less than thirty-six (36) channels and complies, in all material respects, with all applicable FCC technical regulations, including the regulations contained at 47 C.F.R. Part 76 and, to the extent applicable, Part 78 thereof, and with all applicable technical standards contained in the Authorities. Each of the Systems is delivering a picture of good quality to all subscribers utilizing only the Transferred Assets. Each of the Systems is currently maintained. There are no obligations or liabilities to subscribers of the Systems except (i) with respect to deposits made by such subscribers which will be transferred to Buyer at the Closing, (ii) the obligation to supply services to subscribers in the ordinary course of business, and (iii) as disclosed herein or in the Schedules attached hereto. Except as set forth in Schedule 3.7(c), there are no written complaints of subscribers of which Seller or General Partner has knowledge or notice that have not been resolved or will not be resolved in the ordinary course of business without unusual expense. Since December 31, 1995, Seller has continued to provide a level of customer service substantially comparable to that previously provided to subscribers of the Systems. Except as set forth in Schedule 3.7(c), the customer service level provided by Seller complies in all material respects with the standards established by the customer service regulations adopted by the FCC which became effective on July 1, 1993, if applicable, and, if applicable, all other customer service standards established by the grantors of the Franchises. Except as set forth in Schedule 3.7(c), Seller has received no written notice that any franchising authority will seek to impose the customer service levels established by such FCC regulations.

                 (d) All debts to contractors, subcontractors, materialmen and other persons supplying services or property with respect to the construction or maintenance of the Systems have been paid in full or are included in Seller's accounts payable, and all accounts payable with respect to the construction, maintenance or operation of the Systems have been paid or are current in accordance with their terms and will be paid by Seller in accordance with such terms. No lien, claim, charge or encumbrance upon the Transferred Assets or the Systems exists or shall arise against the Transferred Assets, the Systems or Buyer as a result of the failure of Seller to make any such payment.

                 (e)      Seller and General Partner have included in Schedule
         3.7(e):

                          (i) a list of the channels presently constituting Seller's "basic" television package, any "expanded basic" package and each of Seller's tiers of pay and premium channels on a tier-by-tier basis, and a description of all changes in channels carried in Seller's "basic" television package, any expanded basic package and its tiers of pay and premium channels, including all changes in rates with respect thereto, since January 1, 1992;

                          (ii) a list of all local commercial television and radio broadcast stations presently carried on the Systems, together with the channel on which each such station was carried on the Systems on (A) January 1, 1992 and (B) July 19, 1985. Except as set forth in Schedule 3.7(e), neither Seller nor General Partner has received any notice from any local commercial television or radio broadcast station presently carried on the Systems that such station desires to be carried on any channel other than the channel on which such station presently is carried;

                          (iii)    a list of all local non-commercial
                 television and radio broadcast stations presently carried on the Systems, together with the channel on which each such station was carried on the Systems on July 19, 1985;

                          (iv) a list of all local commercial television and radio broadcast stations whose area of dominant influence extends to all, or any portion of, the geographic areas presently served by the Systems or to which Seller is entitled to extend services under the Authorities; and

                          (v) a list of each commercial and non-commercial television broadcast station which Seller and/or its predecessors notified, and each such station which Seller and/or its predecessors was legally entitled to notify, on or prior to May 3, 1993, that such station did not legally qualify for mandatory carriage under the FCC's "must carry" rules due to signal level, copyright or other legal exemptions, and specifying for each such station the legal reason why such station was not entitled to mandatory carriage.

                 (f) None of the grantors of the Authorities is entitled to be grandfathered to establish rates under 47 U.S.C. Section 543(j) or the regulations thereunder.

                 (g) Except as set forth on Schedule 3.4(b), no grantor of any of the Authorities has applied to the FCC for certification under 47 U.S.C. Section 543 and the regulations thereunder or has indicated in writing an intention to make such application, and no person has filed a Form 329 or other complaint with the FCC thereunder.

                 (h) Except as set forth in Schedule 3.7(h), the rates charged for services delivered by Seller with respect to the Systems are in compliance in all material respects with federal, state and local regulation and no basis exists, for any rollback of rates for "basic" service, or any rollback or refund of rates for any cable programming services tiers, as defined by the FCC with respect to any of the Systems.

                 Section 3.8. Legality of Signals Carried; Compliance with Applicable Laws.

                 (a) Schedule 3.8(a) lists all television and radio stations and other programming or signals carried by each of the Systems, separately setting forth and listing all: (i) commercial and non-commercial television and radio broadcast stations and (ii) satellite delivered programming carried by each System. As to each such television and radio broadcast station, Schedule 3.8(a) also indicates whether its signal is of local or distant origin under the Communications Act. Except as listed in Schedule 3.8(a), to Seller's and General Partner's knowledge, timely notice was given to each commercial and non-commercial station carried by the Systems, and to each such station which was entitled to notice, under the FCC's mandatory broadcast station carriage rules contained in and adopted under the 1992 Act.

         Schedule 3.8(a) also indicates, as to each broadcast station that is entitled to carriage on the Systems under FCC rules whether the station has elected mandatory carriage or retransmission consent. As to each such station which requested retransmission consent, the status of any negotiations therefor is set forth in Schedule 3.8(a). Each retransmission agreement which has been entered into by Seller or any predecessor with respect to the Systems is listed in Schedule 3.8(a). A copy of each retransmission agreement entered into by Seller or any predecessor with respect to the Systems, and of all written notices and correspondence sent or received in connection with such mandatory carriage and retransmission consent matters has been made available to Buyer, and Seller and General Partner have included in Schedule 3.8(a) a description of each such retransmission agreement which is not written. No notices or demands have otherwise been received by Seller, General Partner or any predecessor with respect to the Systems challenging the right of any of the Systems to carry any television or radio broadcast channel or other programming, or asserting an obligation of any of the Systems to carry any television or radio broadcast channel or other programming not carried by the Systems. Except as set forth in Schedule 3.8(a), the Systems are operated in compliance in all material respects with all FCC and FAA regulations and rules. The Systems are in compliance in all material respects with all FCC and FAA regulations relating to tower lighting and marking requirements and aeronautical frequency signal leakage requirements, including the Cumulative Leakage Index specifications ("CLI") of the FCC. All Systems using restrictive frequencies (108-137 MHz and 225-245 MHz) comply with CLI requirements in all material respects.

                 (b) Except as set forth in Schedule 3.8(b), Seller has conducted the business of the Systems, including the ownership and use of the Transferred Assets, in accordance with, and Seller, the Systems and the Transferred Assets are in material compliance with, the requirements of the Authorities, the Communications Act, the Copyright Act and all other applicable federal, state and local laws, ordinances, rules and regulations, including, but not limited to, all laws, ordinances, rules and regulations relating to the installation, maintenance or operation of cable television systems, building construction, use or occupancy, zoning, the environment, and the treatment, handling, use, existence or disposal of pollutants, contaminants or hazardous, toxic or regulated substances or wastes. Neither Seller nor General Partner has received any notice of noncompliance, or any waiver or postponement of or stay from full and immediate compliance with, and neither Seller nor the Transferred Assets is the subject of any pending, or, to the knowledge of Seller or General Partner and without notice to the contrary, a potential subject, of any claims, charges or fines under, any of the Authorities or under any such laws, rules or regulations, nor has Seller or General Partner received any notice calling attention to the need for any work, repairs, construction, alterations or installation on or in connection with the Transferred Assets or the Systems.

                 (c) Neither Seller, General Partner nor, to the knowledge of Seller or General Partner, their respective officers, owners, employees or agents has made any illegal or questionable payments (such as bribes, kickbacks, campaign contributions, etc.) which could adversely affect the Systems, the Transferred Assets or Buyer.

                 Section 3.9.  Real Property and Leases.

                 (a) All real property (including, without limitation, all interests in any rights to real property), and in each case a general description thereof and the use made thereof, which is owned by Seller is set forth in Schedule 1.1(g) (the "Owned Real Property").

                 (b) A description of real property (including street address, legal description, owner, and use) leased by Seller and the use made thereof are set forth in Schedule 1.1(f) (the "Real Estate Leases").

                 (c) Seller has (and will convey to Buyer at the Closing) marketable, fee simple title to the Owned Real Property and valid and binding leasehold interests with respect to the Leased Real Property. Except as set forth in Schedule 3.9(c), Seller is in peaceable possession of the Owned Real Property and Leased Real Property. The Owned Real Property and Seller's interest in the Leased Real Property are free and clear of all liens, security interests, pledges and encumbrances, other than as set forth on Schedule 1.1(a), which liens, security interests, pledges and encumbrances will be discharged and released on or prior to the Closing Date, and are free and clear of all defaults, adverse claims, title impediments, encroachments, boundary disputes, covenants, restrictions, rights of way and title objections that would conflict with Buyer's use of said property in the manner heretofore used by Seller. With respect to each Real Estate Lease: (i) the Lease is valid, binding and enforceable against Seller and all other parties thereto in accordance with its terms, and each Lease is in full force and effect; (ii) all accrued and payable rents have been paid; (iii) there is no default in any material respect of Seller, nor to Seller's or General Partner's knowledge of any other party thereunder, and there is no waiver, indulgence or postponement of any obligations thereunder; and (iv) to Seller's and General Partner's knowledge and without notice to the contrary, no event that with the giving of notice, the lapse of time, the happening of any further event or otherwise would become a default, has occurred under any such Lease. The Owned Real Property and the Leased Real Property comprise all real property interests necessary to conduct the business and operations of the Systems as now conducted by Seller.

                 (d) Seller has delivered to Buyer all surveys of and title commitments and title policies with respect to, the Owned Real
         Property and the Leased Real Property which are in the possession or control of Seller. The Owned Real Property and the Leased Real
         Property and Seller's use of the same, (i) comply in all material respects with all applicable federal, state and local laws, ordinances and regulations; and (ii) meet, and will as of the Closing Date meet, the requirements, standards, rules and regulations of the FCC and the Licenses in all material respects. The Owned Real Property and the Leased Real Property (and all improvements thereon) is in usable condition and repair consistent with its present use.

                 (e) Seller has access to all Owned Real Property and Leased Real Property pursuant to valid easements included as part of the Transferred Assets or pursuant to public rights of way, except for easements or rights of way the absence of which would not have a material adverse effect on the Systems and the Transferred Assets. No condemnation proceedings are pending or to the knowledge of Seller or General Partner, threatened with respect to any of the Owned Real Property or Leased Real Property, nor has any such property been condemned.

                 Section 3.10. Personal Property. Seller has (and will convey to Buyer at the Closing): (a) good, valid and marketable title to all of the Transferred Assets, including all tangible and intangible assets, machinery, equipment and other tangible personal property owned by Seller, other than the Excluded Assets ("Seller's Personal Property") used or useful in the business and operation of the Systems, including, without limitation, the personal property listed in Schedule 1.1(a), the Governmental Authorizations, the Franchises and the Access Agreements, and (b) valid and binding leasehold interests with respect to the Leased Personal Property (as hereinafter defined), in each case free and clear of all liens, security interests, pledges and encumbrances, other than as set forth on Schedule 1.1(a), which liens, security interests, pledges and encumbrances will be discharged and released on or prior to the Closing Date, and free and clear from any other interest, adverse claim, covenant or restriction that would conflict with Buyer's use thereof in the manner heretofore used by Seller. All personal property leased by Seller is identified in Schedule 1.1(f) (the "Leased Personal Property"); and with respect to each such Lease: (i) the Lease is valid, binding and enforceable against Seller and any other parties thereto in accordance with its terms and such Lease is in full force and effect; (ii) all accrued and payable rents have been paid; (iii) there is no default in any material respect by Seller thereunder nor to Seller's or General Partner's knowledge, of any other party thereunder, and there is no waiver, indulgence or postponement of any obligations thereunder; and (iv) to Seller's and General Partner's knowledge and without notice to the contrary, no event that with the giving of notice, the lapse of time, the happening of any further event or otherwise would become a default, has occurred under any such Lease. All of Seller's Personal Property and Leased Personal Property, and Sellers use of the same, (i) comply in all material respects with all applicable ordinances and regulations and building and other laws, and (ii) meet, and will as of the Closing Date meet, the requirements standards, rules and regulations of the FCC and of the Licenses in all material respects. Seller's Personal Property and the Leased Personal Property comprises all material items of personal property used in the business and operations of the Systems as now conducted by Seller and each item is available for immediate use in the business and operations of the Systems. All transmitting and studio equipment for the Systems are operating in accordance with and within the parameters established by the FCC and the Licenses in all material respects and with all applicable federal, state and local laws, ordinances, rules and regulations in all material respects.

                 Section 3.11. Contracts. The Leases, Access Agreements, and other contracts and agreements listed in the Schedules to this Agreement constitute all of the contracts which are used, held for use or are required to conduct, or which relate to the ownership and operation of, the business of the Systems as heretofore conducted by Seller (except oral subscriber contracts and miscellaneous service or other contracts or agreements, none of which is material and each of which is terminable without penalty at will). Except as set forth in the Schedules hereto, each of such contracts and agreements is in full force and effect and current as to the performance thereof by Seller, and to Seller's and General Partner's knowledge (and without notice to the contrary) by the other party(ies) thereto, in accordance with its terms, without waiver, indulgence or postponement of any of the obligations thereunder; and to the knowledge of Seller and General Partner and without notice to the contrary, no event has occurred which constitutes, or with the giving of notice, passage of time or otherwise will constitute, a material default thereunder. All documents, records, files and agreements of Seller relating to the operations or assets of Seller, including all copies thereof shall be delivered to Buyer at the Closing, except for the Excluded Assets. Except as provided in Schedule 1.1(a), all representations, warranties and agreements in connection with Seller's acquisition or the construction of the Systems or any Transferred Assets, including, but not limited to, any covenant not to compete, as and to the extent the same remain in effect, will be transferred to Buyer at the Closing, or will be held and enforced by Seller for the benefit of Buyer subsequent to the Closing, in the manner set forth in
Section 2.5 hereof.

                 Section 3.12. Employee Agreements and Benefits; Labor Matters. The employees of, and independent contractors employed by, Seller whose work regards the operation of the Systems are listed in Schedule 3.12.
Schedule 3.12 also lists the date of employment, age, current compensation level, date of last increase in compensation and prior compensation level of each of such persons and describes all compensation plans or arrangements, profit sharing, equity option or purchase plans, and other agreements or arrangements under which employees of Seller or their dependents receive, or are entitled to receive in the future, compensation or benefits. Seller has delivered to Buyer a true and correct copy of all employment handbooks and written materials stating employment policies of Seller. Seller also has included in Schedule 3.12 a description of all non-written employment policies. Except as set forth in Schedule 3.12, Seller is not a party to or bound by any written or unwritten employment, non-competition or consulting agreement or understanding which is not terminable at will without penalty. Seller is not a party to any collective bargaining agreement and is not the subject of any complaint or proceeding before the National Labor Relations Board or similar regulatory body. Seller and General Partner are not aware of any activities of any labor union or other party which is currently seeking to represent or organize the employees of Seller, and Seller has not made any agreement with or commitment to or conducted negotiations with any labor union or employee association with respect to any future agreement. There is neither pending nor (to the knowledge of Seller and General Partner and without notice to the contrary) threatened any labor dispute, strike or work stoppage or slowdown which affects or may affect Seller, the

Transferred Assets or the Systems. Except as set forth in Schedule 3.12, Seller has complied in all material respects with the relevant provisions of the Communications Act, Subpart E of Part 76 of the FCC's rules and regulations and all other federal, state and local laws and related rules and regulations and agreements relating to employment generally and all aspects thereof, including hiring, firing, discipline, leave, wages, hours, employee safety and conditions of employment. Seller has no liability for any arrears in wages, salaries or overtime pay (other than for Seller's current pay period) or for any vacation, time off or pay in lieu of vacation or time off (other than for normal accruals) or for any other payments or penalties for failure to comply with any statute, law, rule or regulation or agreement. No proceedings before any court, governmental agency, or arbitrator relating to such matters, including, but not limited to, unfair labor practice claims, are pending or (to the knowledge of Seller and General Partner and without notice to the contrary) threatened involving Seller. Seller agrees that Buyer shall have no obligation to hire any employee or agent of Seller in connection with the transactions contemplated hereby.

                 Section 3.13. ERISA (a) Other than as set forth in Schedule 3.13, Seller does not provide, contribute to or maintain for the benefit of employees of the Systems any employee benefit plan (hereinafter referred to as a "Plan"), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), any Plan which is a "Group Health Plan" (as defined in Section 4980B(g)(2) of the Code), or any Plan which is an "Employee Welfare Benefit Plan" (as defined in Section 3(1) of ERISA), nor has Seller provided to such employees any benefit which is a "Disqualified Benefit" (as defined in Section 4976(b) of the Code) for which an excise tax would be imposed. For purposes of this Section 3.13, Seller shall include all trades or businesses (whether or not incorporated) which are a member of a group of which Seller or General Partner is a member and which are under common control within the meaning of
Section 414 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (hereinafter the "Code").

                 (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in: (i) a complete or partial withdrawal from any Plan, (ii) any funding deficiency or lien under ERISA, (iii) any payment obligation (whether of severance pay or otherwise), acceleration, vesting or increase in benefits to any person, or
(iv) the assessment of any amounts, including interest and penalties, or incurrence of any costs or expenses (including additional taxes, payment of any funding deficiency, expenses of compliance or any related accounting or legal fees and costs) attributable to the existence of any Plan.

         Section 3.14. Easements, Rights-of-Way, Pole Attachment and Similar Agreements. Seller possesses, is in material compliance with and will convey to Buyer, all Access Agreements, rights of access to property (including, but not limited to, rights of access to all trailer parks, hotels, motels, apartments, condominiums and other multiple dwelling units served by the Systems and the Transferred Assets), permits and authorizations used by Seller or necessary for the installation, operation, maintenance, repair or replacement of all cables, lines, towers, equipment and other facilities which relate to the ownership or operation of the Systems and the Transferred Assets. A list of each pole attachment agreement and the number of poles to which Seller has attached cable under each of such agreements is set forth in Schedule 1.1(d). Except as set forth in Schedule 1.1(d), Seller has not made, and is not required to make, any deposits under any of such agreements in order to secure Seller's performance thereunder. Except as set forth in Schedule 1.(d), neither Seller nor General Partner has received notice of any noncompliance or additional make-ready or other requirements under any of such written or unwritten Access Agreements, rights of access, permits or authorizations. Seller agrees to maintain each of such Access Agreements, rights of access, permits and authorizations in full force and effect at all times through the Closing Date, and thereafter as and to the extent provided in Section 2.5(g).

                 Section 3.15. Bonds, Insurance and Letters of Credit. Each insurance policy, each performance bond and each letter of credit required to be maintained, or which is maintained covering the property comprising the Systems and Transferred Assets, and/or the operation of the Systems, is set forth in Schedule 3.15, and a copy of each such policy, letter of credit or bond has been delivered to Buyer by Seller. Each of such policies, letters of credit and bonds is current and in full force and effect. Neither Seller nor General Partner has received any notice of default under or intended cancellation or nonrenewal of any such policies, letter of credit or bonds. Seller has not failed to give any notice or present any claim under any insurance policy or bond in a due and timely manner, nor has Seller made a claim under any insurance policy or bond or requested the insurer to defend Seller under a duty to defend provision, which coverage the insurer denied. There are no pending or threatened requests to make a draw under any such letter of credit. During the past three (3) years, no application for any insurance, letter of credit or bond with respect to the Transferred Assets or the Systems has been denied for any reason. Seller will continue to maintain in effect through the Closing Date, and for such periods thereafter as may be required under Section 2.5 hereof, those bonds, letters of credit and insurance policies in connection with the Transferred Assets and/or the operation of the Systems. During such periods, Seller will not take any action or refrain from taking any action if the taking of such action or failure to take such action, respectively, adversely affects the insurability of the Transferred Assets or the Systems.

                 Section 3.16. Litigation. Except as set forth in Schedule 3.5(b) or Schedule 3.16, none of Seller, General Partner or the Transferred Assets is a party to, subject to or bound by any judgment, order, injunction or decree of any court, administrative agency, arbitration proceeding or other governmental authority that may restrict or interfere with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, the operation of the Systems or the ownership or use of the Transferred Assets by Buyer subsequent to the Closing. Seller is not a party to, nor to the knowledge of Seller or General Partner and without notice to the contrary is Seller threatened with, any investigation by any governmental agency or any legal action or other proceeding before any court, arbitrator or mediator, administrative or regulatory agency which might adversely affect the properties, business or condition (financial or otherwise) of the Systems or the transactions contemplated hereby, and neither Seller nor General Partner knows or has notice of any basis for any such action or proceeding. If Seller or General Partner receives notice of any such action, proceeding or investigation, Seller shall promptly give notice thereof to Buyer.

                 Section 3.17.  Intellectual Property.  Except as set forth in
Schedule 1.1(j), Seller is not the owner, user or licensee of any patent, trademark, service mark, trade name or copyright (or application therefor), nor are any of such items used in connection with the Systems. To Seller's knowledge and without notice to the contrary, Seller has not, nor has the use of any such item in connection with the Systems, infringed upon or conflicted with any patent, trademark, service mark, trade name or copyright of others, and neither Seller nor General Partner has received any notice of any such claimed infringement or conflict. During the past five (5) years, Seller has not existed under or used any name other than as set forth in Schedule 1.1(j).

                 Section 3.18. Payment of Taxes. Within the time and in the manner prescribed by law, except as otherwise set forth in Schedule 3.18, Seller has (a) filed all federal, state and local tax returns required to be filed, and (b) fully paid all federal, state and local taxes, charges and assessments of every kind that are due and payable, including, without limitation, all payroll, sales, use, copyright, license, franchise, property and income taxes, charges and assessments. Except as set forth in Schedule 3.18 hereto, no audit or investigation of the tax treatment of any of Seller's returns or reports is in progress, pending or, to the knowledge of Seller or General Partner without notice to the contrary, threatened, and to Seller's and General Partner's knowledge, there exists no ground or basis for the assertion or assessment of any additional taxes against Seller, the Systems or the Transferred Assets. No waiver or consent to the extension of any statute of limitations has been given and is in effect with respect to the assessment of any taxes against Seller, the Systems or the Transferred Assets. Any transfer taxes, including any sales tax, resulting from the transactions contemplated hereby shall be the responsibility of and be paid by Seller. Seller (i) has paid all taxes, charges and assessments which previously have accrued with respect to the Transferred Assets, the Systems or the operation thereof, and
(ii) has accrued on its books all taxes, charges and assessments accruing on the Transferred Assets, the Systems or the operation thereof which are not presently payable and will pay the same when due and in any event prior to the time when any penalty or interest arises for the nonpayment thereof, or when the nonpayment thereof will result in or constitute a lien, charge, security interest, encumbrance or adverse claim upon or against the Transferred Assets, the Systems or Buyer.

                 Section 3.19.  Seller's Accounts and Promotions.

                 (a) Seller bills its subscribers for cable television services monthly and is current in its billings. Such bills are due and payable upon receipt.

                 (b) Except as set forth in Schedule 3.19(b), Seller does not enter into any written subscription or converter deposit agreements.

                 (c) Seller's other billing and collection terms and practices are set forth in Schedule 3.19(c).

                 (d) Since January 1, 1996, Seller has not given any concession, price discount, free service, free installation or promotional allowance, except as set forth in Schedule 3.19(d).

                 (e) Except as set forth in Schedule 3.19(e), Seller has no obligation to provide advertising time or other concessions under any barter or trade-out arrangement.

                 Section 3.20.  Environmental Compliance.

                 (a) All parcels of Owned Real Property and Leased Real Property and Seller's existing and prior uses and activities thereon, including, but not limited to, the use, maintenance and operation of each of the parcels of Owned Real Property and Leased Real Property and all activities of Seller in conduct of business related thereto, comply and have at all such times complied in all material respects with all Environmental Requirements (as such term is hereinafter defined).

                 (b) Seller has conducted its operations and activities upon such Owned Real Property and Leased Real Property in compliance in all material respects with all applicable Environmental Requirements in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials (as such term is hereinafter defined).

                 (c) No Hazardous Material is currently, or to Seller's knowledge, has been located in, on, under or about any of the Owned Real Property or Leased Real Property in a manner which violates any Environmental Requirement in any material respect or which requires cleanup or corrective action of any kind under any Environmental Requirement.

                 (d) No notice of violation, lien, complaint, suit, order or other notice or communication concerning any alleged violation of any Environmental Requirement ("Environmental Notice") in, on, under or about any of the Owned Real Property has been received by Seller, nor has Seller received any such Environmental Notice with respect to Seller's use of the Leased Real Property, in either case, which has not been fully satisfied and complied with in a timely fashion. To Seller's knowledge, there has not been any Environmental Notice with respect to any of the Owned Real Property or Leased Real Property received by any prior owner or occupant of any of the Owned Real Property or Leased Real Property which has not been fully satisfied and complied with in a timely fashion.

                 (e) Seller has all permits and licenses required under any Environmental Requirement to be issued to it by any governmental authority on account of any or all of its activities on any of the Owned Real Property and Leased Real Property and is in material compliance with the terms and conditions of such permits and licenses. To the best of Seller's knowledge, no change in the facts or circumstances reported or assumed in the application for or granting of such permits or licenses exist, and such permits and licenses are in full force and effect.

                 (f) To Seller's knowledge, no portion of any of the Owned Real Property or any portion of the Leased Real Property used by Seller, has been listed, designated or identified in the National Priorities List (NPL) or the CERCLA information system (CERCLIS), both as published by the United States Environmental Protection Agency, or any similar list of sites published by any Federal, state or local authority proposed for or requiring cleanup, or remedial or corrective action under any Environmental Requirement.

                 (g) As used herein "Environmental Requirements" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans and authorizations of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment.


                 (h) As used herein "Hazardous Materials" shall mean any flammable explosives, radioactive materials, hazardous waste, toxic substances or related materials, including, without limitation, friable asbestos, polychlorinated biphenyls and any substance defined as or included in the definition of (a) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1989, as amended ("CERCLA"), and regulations promulgated thereunder; (c) any "toxic substance" as defined by the Toxic Substance Control Act, as amended from time to time, and the regulations promulgated thereunder; (d) any petroleum product; and (e) any other substance, pollutant, contaminant, chemical or industrial toxic or hazardous substance or waste, including, without limitation, hazardous materials, within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

                 (i) Neither Seller nor General Partner has any knowledge or information of the existence of any violations of any Environmental Requirements affecting any other property which would materially adversely affect any Owned Real Property or Leased Real Property.

                 (j) Exceptions, if any, to the foregoing representations are set forth in Schedule 3.20.

                 (k) As used in this Section 3.20, the term "knowledge" shall mean the actual knowledge of those individuals listed on Schedule 3.20(k).

                 Section 3.21. Continuation of Business. Seller has continued the operations of the Systems in accordance with Seller's past practices and, except as set forth in Schedule 7.7, has maintained inventories of supplies and equipment in connection with the operation of the Systems and provided services to subscribers in accordance with Seller's past practices. Seller has continued to perform routine and required maintenance on, and replaced when necessary and otherwise in accordance with Seller's past practices, all machinery, equipment, devices, cable, tools, vehicles and other items of personal property owned or used by Seller.

                 Section 3.22. Approvals and Consents. Seller and General Partner have included in Schedule 3.22 a complete list and description of the relationship of all persons (including, but not limited to, governmental authorities and agencies, creditors, and each party to any other instrument or agreement to which Seller or General Partner is a party or by which Seller, General Partner or the Transferred Assets is bound or who is affected by the assignment of any rights to be transferred or obligations to be assumed hereunder) who are entitled to notice of, or whose consent is required for, the execution of this Agreement or the consummation of the transactions contemplated hereby by Seller in order to accomplish the assignment or transfer of any property, instruments or documents contemplated herein or to preclude any cancellation, suspension, termination or reformation of any instrument, agreement or right.

                 Section 3.23. Other Financial Interests. Except as set forth in Schedule 3.23, neither Seller nor General Partner has any direct or indirect financial interest in any video programmer, or any competitor, supplier, customer, lessor or lessee of Seller.

                 Section 3.24. Complete Disclosure. All properties and rights used or held for use in connection with the ownership and operation of the Systems and the Transferred Assets or for the performance of the contracts and agreements set forth on the Schedules hereto (other than the "Excluded Assets") are listed and described on the Schedules. Except as set forth in Schedule 3.24, no condition, restriction or reservation exists which would prevent Buyer from utilizing or owning the Systems or the Transferred Assets in all respects or from enforcing Seller's rights under the Assumed Obligations, or any part thereof, to the full extent that Seller could do if the sale and transfer contemplated hereby did not take place. There are no facts known to Seller or General Partner and not hereby disclosed to Buyer, including (without limitation) any known proposed or actual increase in fees or charges under any Authority, Lease, Access Agreement, or any other contract or agreement, which adversely affects the Systems or the operation or financial condition thereof or any of Seller's rights or ability to enter into and consummate the transactions contemplated by this Agreement or comply with the terms and conditions hereof. No information, representation, warranty, covenant or agreement of Seller or the General Partner in this Agreement or any Schedule hereto or given in any certificate, memorandum, instrument or document or otherwise furnished by or on behalf of Seller or General Partner in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

                 Section 3.25. Other. Seller has delivered to Buyer true and correct copies of all documents, leases, agreements, contracts, licenses, permits and certificates referred to in Section 1.1 as having been so delivered.

        Section 4.  Representations, Warranties, Covenants and Agreements of
Buyer.

                 Buyer represents, warrants, covenants and agrees as of the date hereof and on the Closing Date (except where another period of time is expressly mentioned) that:

                 Section 4.1. Organization and Authority of Buyer. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and as of the Closing Buyer will be duly qualified to transact business and be in good standing in the States of Kentucky, Maryland, North Carolina, Ohio, Pennsylvania, Virginia and West Virginia. Buyer has full partnership power, capacity and authority to enter into this Agreement, to consummate the transactions contemplated herein and to own and operate its properties, including the Transferred Assets, and to carry on the business of the Systems subsequent to the Closing.

                 Section 4.2. Due Authorization by Buyer. The execution and delivery of the Agreements and the performance of the transactions contemplated therein have been duly authorized and approved by all necessary partnership actions of Buyer and by appropriate resolutions duly adopted and all other actions required to be taken by Buyer's partners. Buyer has full partnership power, to enter into and to perform the Agreements and the transactions contemplated thereby. Each Agreement constitutes a valid and binding agreement of Buyer and is enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency or similar laws or by general principles of equity relating to the availability of equitable remedies).

                 Section 4.3. Restrictive Documents. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein by Buyer will not conflict or be inconsistent with or result in the termination of or result in any breach of or constitute a default under the terms of the limited partnership agreement of Buyer or, in any material respect, with any indenture, mortgage, deed of trust, covenant, agreement or other instrument to which Buyer is a party or by which any of its respective property is subject; the Communications Act; the rules, regulations or policies of the FCC, the FAA or United States Copyright Office; or any applicable federal, state or local law, nor cause the suspension, revocation, impairment, forfeiture, nonrenewal or termination of any license, permit, franchise, certificate, consent or authorization to which Buyer is a party or is subject.

                 Section 4.4. Litigation. Buyer is not a party or subject to, or bound by any judgment, order, injunction or decree of any court, administrative agency, arbitration proceeding or other governmental authority that may restrict or interfere with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                 Section 4.5. Complete Disclosure. No information, representation, warranty, covenant or agreement of Buyer in this Agreement or given in any certificate, memorandum, instrument or document or otherwise furnished or to be furnished by or on behalf of Buyer in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

        Section 5.  Covenants and Further Agreements.

                 Section 5.1. Application for Assignment of Franchises and Licenses.

                 (a) Promptly upon execution of this Agreement, Seller and Buyer agree to join in and file and to take such other actions as are necessary, on forms provided by Buyer or otherwise satisfactory to Buyer and its lenders, to obtain, at Seller's expense (excluding Buyer's attorneys' fees, personnel costs and travel expenses), the approval of applications or requests for approval or consent: (i) with each local government, the consent of which is necessary to the assignment of the Franchises and for the operation of the Systems by Buyer on and after the Closing, (ii) with the FCC and the FAA for the assignment of the FCC Licenses and the FAA Licenses, if any, and (iii) with every other authority, person or party with respect to any license, permit, copyright, contract, lease or agreement to which Seller is a party and/or which affects the transfer or operation of
         the Transferred Assets and the Systems.   Should any franchising
         authority require as a condition to its consenting to the transfer of any Franchise, any modification to or upgrading of any System or the addition of any equipment, or the amendment, modification or replacement of any Franchise, Buyer shall have the option but shall not be required to agree to the same. Buyer agrees to provide to any authority, person or party such information as may be reasonably requested to determine whether to grant approval or consent to the transactions contemplated by this Agreement.

                 (b) If applicable, Buyer and Seller, as soon as practicable following the execution and delivery of this Agreement, shall file the required notification with the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the HSR Act.

         Buyer and Seller shall comply fully with all applicable notification, reporting and other requirements of the HSR Act, and any similar requirements of any other jurisdiction. All actions required by Buyer and Seller pursuant to this Section 5.1(b) shall be at their own respective expenses, except that Buyer and Seller shall each pay one-half of the filing fee with respect to such HSR filing.

                 Section 5.2.  Information; Consultation; Confidentiality.

                 (a) Seller will give Buyer (at Buyer's own expense) access to and permit Buyer and its authorized representatives to review the Transferred Assets and the Systems, the books and records related thereto, and such other information as shall be reasonably requested by Buyer, including, but not limited to, access to all books, records and other information as Buyer may request for the purpose of providing the FCC, state cable commissions, the grantors of the Franchises or the Authorities and others with such information concerning rates and the operations of the Systems, as Buyer, the FCC, state cable commissions, the grantors of the Franchises or Authorities and others may request and/or require, such information and records to include information as to original cost of services for the purpose of justifying rates. Seller and General Partner have been and will hereafter continue to be reasonably available through the Closing Date and for a reasonable period of time thereafter not to exceed fifteen
         (15) months from the Closing Date, at no charge or cost to Buyer, for consultation with representatives of Buyer with respect to the operation, management and business of the Systems. Seller and General Partner have preserved in confidence, and from and after the date hereof will continue to preserve in confidence, all of their and the Systems' confidential information and trade and business secrets. No party hereto will make or authorize any public announcement or disclosure relating to the transactions contemplated by this Agreement without first consulting with the other parties hereto, except for disclosures necessary, useful or appropriate in order to satisfy the conditions to closing.

                 (b) If this Agreement terminates without a closing, Buyer agrees to return to Seller all written information in Buyer's possession which was furnished to Buyer, including copies thereof and all other materials and tangible media, relating to the Systems or Seller, and Buyer will preserve in confidence, and from the date of this Agreement, to the Closing Date, or indefinitely hereafter if this Agreement terminates without a closing, Buyer agrees to not disclose any confidential information or trade or business secret of Seller to any third party, except to Buyer's legal, accounting and other advisors, to Buyer's employees and agents, and as otherwise necessary, useful or appropriate in order to satisfy the conditions of closing.

                 Section 5.3. Conduct of the Business of the Systems. Seller and General Partner covenant and agree that:

                 (a) between the date hereof and the Closing Date, Seller shall operate the Systems in the ordinary course of business in accordance with past practice and , without limitation of the foregoing, Seller will:

                          (i) Accounts Payable. Pay, when due, all its accounts payable and other debts relating to Seller, the Systems and the Transferred Assets, other than amounts being contested in good faith and for which appropriate reserves have been maintained;

                          (ii) Compliance with Law. Operate the Systems in accordance with the Licenses and materially comply with all federal, state and local laws, rules and regulations applicable to it, including the rules and regulations of the FCC;

                          (iii) Consents. Take such action as may be reasonably necessary to obtain the required consents of third parties to the transactions contemplated herein, including, without limitation, consents to the assignment of the Franchises, the FCC Licenses and the Leased Real Property;

                          (iv) FCC Filings. Provide to Buyer concurrently with the filing thereof, copies of all reports to and other filings with the FCC relating to the Systems;

                          (v) Licenses. Provide to Buyer, promptly upon receipt thereof by Seller, a copy of (i) any notice from the FCC or any other governmental authority of the revocation, suspension, or limitation of the rights under, or of any proceeding for the revocation, suspension, or limitation of the rights under (or any written notice to the effect that such authority may in the future, as the result of failure to comply with laws or regulations or for any other reason, revoke, suspend or limit the rights under) any FCC License, or any other material license or permit held by Seller respecting any System, and (ii) copies of all protests, complaints, challenges or other documents filed with the FCC by third parties concerning any System and, promptly upon the filing or making thereof, copies of Seller's responses to such filings;

                          (vi)    Litigation.  Notify Buyer in writing
         immediately upon learning of the institution or written threat of any action against Seller involving any System in any court, or any action against Seller before the FCC or any other governmental agency, and notify Buyer in writing promptly upon receipt of any administrative or court order relating to the Transferred Assets or the Systems;

                          (vii) Taxes. Pay or cause to be paid or provided for when due all income, property, use, franchise, excise, social security, withholding, worker's compensation and unemployment insurance taxes and all other taxes of or relating to Seller, the Transferred Assets and the employees required to be paid to city, county, state, Federal and other governmental units up to the Closing Date, other than amounts being contested in good faith and for which appropriate reserves have been maintained; and

                          (viii) Contracts. If requested by Buyer, with respect to any contract, Access Agreement, Lease or other agreement assumed by Buyer hereunder which can be terminated or not renewed by Seller in compliance with the terms thereof, notify the other parties to such contract that Seller elects to terminate (or, if applicable, elects not to renew) such contract; and

                 (b) between the date hereof and the Closing Date, Seller will not, without Buyer's prior written consent:

                          (i) Transfer. Sell, assign, transfer or convey any of the Transferred Assets or any portion of the Systems other than in the ordinary course of business;

                          (ii) Encumbrances. Subject any of the Transferred Assets or the Systems to any security interest, lien, restriction, pledge, charge, adverse claim or encumbrance not set forth in the Schedules hereto as of the date of execution of this Agreement;

                          (iii)   Maintenance.  Fail to:  (A) keep the
                 Transferred Assets, the Systems or the physical plant constituting a part thereof in a current state of repair and operating efficiency; (B) subject to Section 7.7 of this Agreement, maintain the level of inventories and supplies of the Systems in accordance with Seller's past practice or otherwise necessary to the operation of the Systems as heretofore conducted by Seller; or (C) maintain any insurance policies, bond or letter of credit affecting the Transferred Assets or the Systems in effect;

                          (iv) Books and Records. Fail to currently maintain the books and records relating to Seller's financial condition, the Transferred Assets or the operation of the Systems, including, but not limited to, books and records relating to subscriber orders, disconnections or complaints;

                          (v) Promotions. Grant any promotion (whether consisting of free or reduced charge for installation or service or otherwise);

                          (vi) Retransmission Consents. Enter into any agreement with respect to the retransmission of signals of commercial stations other than in accordance with the provisions of this Agreement;

                          (vii)   Subscriber Rates.  Except as set forth in
                 Schedule 5.3(b), make any changes to customer rates for any tier of service or changes for remotes or installation, or change billing, disconnect or marketing practices;

                          (viii) Employees. Hire, fire, release or transfer any of the employees listed on Schedule 5.12. Seller will promptly notify Buyer upon Seller's knowledge of the resignation or contemplated resignation of any employee listed on Schedule 5.12;

                          (ix) Corporate Governance. Amend, modify, change or alter its certificate of limited partnership or limited partnership agreement in any way which would adversely affect its corporate power or authority to enter into any perform this Agreement or which would otherwise adversely affect its performance of this Agreement and the transactions contemplated hereby; and

                          (x) Other. Otherwise deal with the Transferred Assets or the Systems or conduct and manage the Transferred Assets or the Systems in a manner which, when judged in relationship to Seller's past dealings and operations, is extraordinary or outside the usual and ordinary course of routine operation, or could reasonably be expected to materially adversely affect the value of the Systems and the Transferred Assets as a whole, including, but not limited to, any modifications in Seller's marketing efforts, subscriber services, subscriber relations programs and installations. Seller will use its best and good faith efforts to preserve the goodwill of suppliers, subscribers and others having business relations with the Systems. Seller shall not make, enter into, modify, amend or allow to lapse or become impaired, or waive any default or breach under, any contract, agreement, commitment or other obligation affecting the Systems, the Transferred Assets or any right or obligation to be assigned to or assumed by Buyer, except agreements which are cancelable within ninety (90) days, without penalty, or under which the commitment of Seller does not exceed $10,000 individually or $50,000 in the aggregate.

                 Section 5.4. Notice of Subsequent Events. Each Party agrees to promptly notify the other of any circumstance, event or action by it or otherwise (i) that, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence or taking of which would result in any of its representation and warranties in this Agreement not being true and correct in all material respects at Closing, and, with respect to clause (ii), to use its commercially reasonable efforts to remedy the same.

                 Section 5.5. Delivery of Financial Information. Seller shall deliver to Buyer: (i) as soon as they are available, but in no event later than thirty (30) days after the end of each month subsequent to the date of such latest monthly financial statement through the end of the month preceding the Closing Date, consistently prepared monthly financial statements; (ii) within fifteen (15) days after the end of each month a Master Monthly Report prepared on a basis consistent with past practice and showing monthly revenues and subscriber information for the Systems; and (iii) such other financial and operating information regarding the Systems and the Transferred Assets as Buyer reasonably requests. Such financial statements have been and will be prepared on a basis consistent from period to period. Except as set forth in the Schedules hereto, each of such financial statements, Historical Financial Statements, Receivable Reports, Subscriber Reports and such other reports provided to Buyer is and will be true, correct and complete in all material respects with respect to the subject matter contained therein, and fairly presents, and will fairly present, the results of operation of Seller or the Systems, as applicable, and related information, for the periods covered thereby, and does not and will not omit to state or reflect any material fact required to be stated or reflected therein or necessary to make the statements therein not misleading, subject, however, to normal year end audit adjustments with respect to unaudited information, which adjustments are not material individually or in the aggregate.

                 Section 5.6. Additional Financial Information. (a) If requested by Buyer after the execution hereof, Seller agrees to prepare, and cause Seller's independent accountants to audit (to the extent indicated below), at Buyer's expense, the following financial statements with respect to the Systems, and to prepare related management discussions and analyses (collectively, the "Additional Financial Statements"), conforming with the requirements specified in this Section 5.6:

                          (i) Balance Sheets and income statements and statements of cash flows and changes in equity for the years ended December 31, 1992, 1993, 1994, and 1995, together with the required footnotes and the auditor's report thereon.

                          (ii) An unaudited balance sheet and income statement and statement of cash flows for such interim period ending during 1996 as Buyer may request, together with the required footnotes.

                 (b) If necessary in order to enable Buyer to comply with the requirements of SEC Regulation S-K or S-X, Seller shall prepare and cause Seller's independent accountants to audit at Buyer's expense the Additional Financial Statements within 60 days after Buyer's request therefor.

                 (c) The Additional Financial Statements shall be prepared from the books and records of Seller in accordance with generally accepted accounting principles, consistently applied, and in the form required by Securities and Exchange Commission ("SEC") Regulations S-K and S-X, so as to fairly present the financial condition, results of operations and cash flows of Seller for the periods indicated, and with respect to quarterly financial statements required by this Section 5.6, subject to normal year-end adjustments.

                 (d) Seller agrees to provide one or more audit representation letters as to the information provided by Seller to its independent accountants in connection with any audit required under this Section 5.6. The representation letter will be in such form and make the representations reasonably required by such independent accountants to enable them to issue an opinion acceptable to the SEC for purposes of any Registration Statement with respect to the audit of those Additional Financial Statements required to be audited by SEC Regulations S-K and S-X and to be included in such Registration Statement. Seller shall use its commercially reasonable efforts to cause its independent accountants to provide all consents that are necessary for the inclusion of their opinion and the Additional Financial Statements in any such Registration Statement.

                 Section 5.7. Consents. Following the execution hereof, Seller and Buyer shall make such applications to obtain all necessary approvals, consents, waivers and authorizations from all appropriate governmental authorities, bodies, agencies and persons to the transfer or assignment to Buyer of all rights and obligations contemplated by this Agreement. Seller and Buyer shall use their commercially reasonable efforts to obtain the consents as expeditiously as possible and to cause all other conditions to Closing to be fulfilled. If, despite the use of the parties' commercially reasonable efforts to obtain third party consents, one or more of such consents is not obtained and Buyer elects to proceed with the Closing, Seller shall not be deemed to have breached this Agreement by reason of failing to obtain such consents. In addition, Seller and Buyer shall cooperate with one another to obtain the retransmission consents contemplated in Section 7.10. Seller shall cure any default of Seller's under any Franchise, Access Agreement, Lease or other contract or agreement being assumed by Buyer hereunder which, in any case, is material to any System and asserted by any third party and of which one or more of those individuals listed on Schedule 3.20(k) has knowledge prior to the Closing and shall take all actions necessary, and incur all costs associated with, maintaining all such Franchises, and those Access Agreements and Leases and other contracts which are material to any System and in full force and effect, including, without limitation, renewing any such Franchise, Access Agreement, Lease or other contract prior to its expiration. Seller shall not agree to any materially adverse change in any Franchise as a condition to obtaining any authorization, consent, order or approval necessary for the transfer of such Franchise unless Buyer shall otherwise consent. Seller shall provide Buyer with copies of all consents as they are received by Seller.

                 Section 5.8. Cooperation. After the Closing Date, Buyer shall provide Seller and Seller's representatives with reasonable access to the books of account and other records of the Systems and Transferred Assets which are reasonably required or requested by Seller for the preparation of income tax returns and other proper purposes applicable to periods prior to the Closing Date, including, without limitation any determination of amounts to be paid by one party hereto to another. Seller will provide Buyer and Buyer's representatives with reasonable access to any records or documents pertaining to the Systems and the Transferred Assets which are retained by Seller and not delivered to Buyer, and if such documents are retained by someone other than Seller, Seller will cause such person(s) to provide Buyer and Buyer's representatives with access thereto.

                 Section 5.9. Expenses. Seller and General Partner agree to indemnify Buyer and hold Buyer harmless against any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees, suffered or incurred by reason of, or arising out of: (i) any law pertaining to bulk sales or transfers of assets or affecting the rights of creditors of Seller (as to which Buyer agrees to waive compliance in consideration of the indemnification agreement of Seller and General Partner hereunder) or the effectiveness of the sale or transfer of assets as against creditors of Seller; (ii) any sales, use, transfer, documentary, vehicle title transfer, excise or license tax, fee or charge applicable to any of the Transferred Assets, to any part of the Systems or to the transactions consummated hereunder; and (iii) any appraisal rights or other liability owing to any partner of Seller or General Partner. All other expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement shall be paid by the party incurring such expenses, unless expressly provided otherwise hereunder.

                 Section 5.10. Brokerage. Seller and General Partner represent to Buyer that neither Seller nor General Partner has utilized any unaffiliated brokerage firm or finder in connection with this transaction, except for Veronis, Suhler & Associates, Inc., whose fees will be paid by Seller and/or General Partner. Buyer represents to Seller that it has not utilized any brokerage firm or finder with respect to this transaction. Buyer agrees to indemnify Seller and hold Seller harmless against any claim of any person for a broker's or finder's fee or similar compensation relating to this Agreement or the transactions contemplated hereby, based on an asserted agreement with Buyer; and Seller and General Partner, jointly and severally, agree to indemnify Buyer and hold Buyer harmless against any such claim based on an asserted agreement with Seller or General Partner.

                 Section 5.11.  Special Covenants of Seller and General
Partner..

                 (a) Seller and General Partner acknowledge that Buyer utilizes a billing vendor other than the vendor currently utilized by Seller and General Partner in connection with the billing and collection of subscriber payments with respect to the Systems. Seller and General Partner, at Buyer's sole cost and expense, shall use their best efforts to undertake the following actions:

                          (i) to cooperate with Buyer, prior to and following the Closing Date, with respect to the transfer of all of the Systems' billing functions to Buyer's current billing vendor; and

                          (ii) to continue to perform or cause to be performed for Buyer all of the Systems' billing and collection services in the same manner as presently conducted for a period of 180 days following the Closing, or until such time as all of the Systems' billing functions have been transferred to Buyer's billing vendor; provided, however, that Buyer shall reimburse Seller for the cost of providing such billing and collection services.

                 (b) Seller and General Partner, at their sole cost and expense, agree to undertake the following action, which shall be completed to Buyer's satisfaction prior to Closing:

                          (i)  Seller and General Partner shall be current, as
of the month end proceeding the Closing Date, with the 1996 monthly capital expenditure budget set forth in Schedule 5.11(b).

                 Section 5.12. Employees. The parties acknowledge that Seller is serviced, in large part, by the employees of affiliates of Triax. Schedule
5.12 sets forth a list of employees presently servicing the Systems who will be available, at Buyer's option, for employment by Buyer following the Closing Date. Buyer shall deliver notice to Seller within thirty (30) days of the Closing Date indicating which of the listed employees will be offered employment by Buyer. Seller shall not be obligated to make any of its, or its affiliates, management, administrative or customer service employees available to Buyer.

                 Section 5.13. Reliance Upon and Survival of Representations and Warranties. Notwithstanding any investigation at any time conducted by any of the parties hereto, each party may rely on the representations and warranties of the other party or parties set forth herein or in any Schedule hereto or other instrument or document delivered in connection herewith. The representations and warranties of the parties shall survive the Closing, notwithstanding any investigation made, or information obtained, by the other party hereto, subject, however, to the terms of Section 6 with respect to time periods for asserting claims with respect thereto; provided, however, the provisions of Section 5.2(b) shall survive the termination of this Agreement under Section 16.

                 Section 5.14. No Negotiation. Unless this Agreement is terminated, Seller and General Partner agree not to negotiate or otherwise discuss the sale of the Systems or any interest therein, any possible sale or other transfer of any ownership interest in Seller or General Partner, or the transactions contemplated hereby, with any party other than Buyer other than as may be required, useful or advantageous to obtain any consent or approval contemplated by this Agreement or otherwise to facilitate consummation of the transactions contemplated by this Agreement.

                 Section 5.15. Access to Information. Seller will give to Buyer and its counsel, accountants, engineers and other authorized representatives reasonable access to the Transferred Assets and to all books and records relating thereto, and will furnish or cause to be furnished to Buyer and its authorized representatives all information relating to the Transferred Assets that they reasonably request (including any financial reports and operations reports produced with respect to the Systems).

                 Section 5.16.  Further Assurances.

                 (a) Subject to Section 5.1, Seller and Buyer agree to use their good faith best efforts to obtain all necessary approvals, consents, waivers and authorizations from all appropriate governmental authorities, bodies, agencies and persons to the transfer or assignment to Buyer of all rights and obligations contemplated by this Agreement. Seller will deliver to Buyer all surveys currently in Seller's possession of Owned Real Property which is used by Seller as a headend, tower or antenna site.

                 (b) Each party agrees to execute and deliver or cause to be executed and delivered at all reasonable times and places such additional instruments and documents as any other party hereto may reasonably request or which are required for the purpose of carrying out this Agreement.

                 (c) General Partner agrees to take such actions with respect to Seller, and otherwise to take and perform all actions and execute such documents and instruments, as are necessary or reasonably requested by Buyer in order to cause Seller to perform its obligations under this Agreement or otherwise to effect the transactions contemplated hereby.

                 Section 6.  Indemnification.

                 (a) Seller and General Partner, jointly and severally, agree to indemnify and defend Buyer and its partners, employees, officers, equity holders, and any of its affiliates ("Buyer Affiliates") against and hold same harmless from any loss, claim, damage, liability or expense (including reasonable attorneys' fees):
         (i) incurred or sustained by any Buyer Affiliate on account of any and all liabilities of Seller or General Partner, except (A) the Assumed Obligations (but subject to the terms of Section 2.3 hereof) and (B) all liabilities and obligations arising or accruing after the Closing Date with respect to the ownership or operation of the Systems or the Transferred Assets which are expressly assumed by Buyer under the Assumption Agreement; (ii) incurred or sustained by Buyer on account of any misrepresentation or breach of any representation, warranty, covenant or agreement of Seller or General Partner included in this Agreement or in any Schedule or other instrument or document delivered pursuant hereto; (iii) resulting from, arising out of or in any way connected with any third-party claim or any injury to or death of any person or physical damage to property of any kind, wherever located and by whomever owned, arising out of or in any way connected with the ownership, lease, operation or use of the Systems or the Transferred Assets prior to the Closing Date; (iv) incurred or sustained by Buyer with respect to obligations of Seller other than Assumed Obligations; and (v) arising under Sections 5.9 and 5.10 for which Seller and General Partner are liable thereunder. With respect to any claim by a third party as to which Buyer is entitled to indemnification hereunder, Seller and General Partner shall have the right at their own expense to participate in or assume control of the defense of the claim, provided that, (i) Seller and General Partner unconditionally agree in writing to indemnify Buyer in full irrespective of the indemnity limitations set forth below in Section 6.(c); and (ii) Seller and General Partner provide Buyer with satisfactory evidence of the ability to fulfill such indemnity obligations. In such event, Buyer shall cooperate fully with Seller and General Partner in their negotiations and settlement process, provided, the effect thereof does not adversely affect Buyer's rights or liabilities, and Seller and General Partner give Buyer notice of any intended settlement and the terms thereof, prior to agreeing thereto.

                 (b) Provided that the Closing shall have occurred, Buyer agrees to indemnify and defend Seller and General Partner against and hold Seller and its partners, employees, officers, equity holders and affiliates (the "Seller Affiliates") harmless from and against any loss, claim, damage, liability or expense (including reasonable attorneys' fees): (i) incurred or sustained by Seller or General Partner after the Closing Date: (A) under the Assumed Obligations (but subject to the terms and provisions of Section 2.3); or (B) arising out of the ownership or operation of the Systems or the Transferred Assets after the Closing Date; (ii) incurred or sustained by Seller or General Partner on account of any misrepresentation or breach of any representation, warranty, covenant or agreement of Buyer included in this Agreement or in any Schedule or other document delivered by Buyer pursuant hereto; and (iii) arising under Sections 5.9 and 5.10 for which Buyer is liable thereunder. With respect to any claim by a third party as to which Seller or General Partner is entitled to indemnification hereunder, Buyer shall have the right at its own expense to participate in or assume control of the defense of the claim, provided that, (i) Buyer unconditionally agrees in writing to indemnify Seller and General Partner in full irrespective of the indemnity limitations set forth below in Section 6(c); and (ii) Buyer provides Seller and General Partner with satisfactory evidence of the ability to fulfill its indemnity obligations. In such event, Seller and General Partner shall cooperate fully with Buyer in its negotiations and settlement process, provided, the effect thereof does not adversely affect Seller's and/or General Partner's rights or liabilities, and Buyer gives Seller and General Partner notice of any intended settlement and the terms thereof, prior to agreeing thereto.

                 (c) No party shall be entitled to indemnification hereunder unless and until the total amount of all of its claims for indemnification exceeds Two Hundred Fifty Thousand Dollars ($250,000), and in no event shall the aggregate amount for which any party is liable hereunder exceed Two Million Dollars ($2,000,000). Once the amount of such claim exceeds $250,000, the claimant shall be entitled to be indemnified in full for such $250,000 amount plus all amounts in excess thereof, subject to the $2,000,000 limit set forth above, and shall be indemnified (subject to the limit above) for all claims thereafter. Notwithstanding the foregoing, the $250,000 threshold and the $2,000,000 limit set forth above and the time limitations set forth in subsection (d) below, shall not apply to (i) any adjustments to the Purchase Price; (ii) the failure of any party to pay or perform those of its obligations which have not been assumed by the party seeking indemnification, (iii) in the event this Agreement is terminated by either party prior to the Closing, any breach of this Agreement; (iv) Seller's breach of its representations or warranties with respect to matters of title and liens; or (v) any obligations under Sections 5.9 or 5.10.

                 (d) No claim shall be asserted by any party to this Agreement seeking indemnification, damages or other relief under, or with respect to misrepresentations, with respect to breaches of warranty or with respect to breaches of covenants occurring prior to the Closing which could have been brought under, Section 6(a) or
         Section 6(b) beyond the one (1) year anniversary of the Closing Date except that (i) Seller's and General Partner's obligations to indemnify under Section 6(a)(ii) shall continue and remain in effect with respect to matters covered by Sections 3.13, 3.16 and 3.18 and with respect to matters of title, liens and correctness of copies of agreements and documents, for the statute of limitations with respect to the matters described therein, including any extensions thereof, and (ii) Buyer's obligations to indemnify under Section 6(b)(ii) shall continue and remain in effect with respect to matters covered by
         Section 4.4 for the statute of limitations with respect to the matters therein, including any extensions thereof. Notwithstanding anything herein to the contrary, any action for fraud, for equitable relief (whether affirmative or negative), or arising under Section 6(a)(i),
         (iii) - (v) or Section 6(b)(i) or (iii), may be brought at any time without regard to such one (1) year date, subject to any applicable monetary limitations set forth in Sections 6(c).

                 (e) Any party seeking indemnification hereunder or receiving notice of a claim that might be the subject of indemnification hereunder, shall give prompt written notice to the party(ies) from whom indemnification is sought, of any claim or occurrence giving rise to such right of indemnification, setting forth in reasonable detail the basis of such right and, if known, the amount thereof.

                 (f) Any amounts owed under this Section 6, which are not paid within thirty (30) days following demand therefor, shall bear interest from the date demand for payment thereof is made until payment in full is received at three (3) percentage points in excess of the Floating Prime Rate.

                 (g) Notwithstanding any provision contained herein to the contrary, neither Seller nor General Partner shall be deemed to have violated their representations or warranties by virtue of any subscriber claiming ownership of his or her home wiring to the extent permitted by the 1992 Act.

         Section 7.  Conditions Precedent to the Obligation of Buyer to Close.

                 The obligation of Buyer to consummate the transactions herein contemplated is subject to the satisfaction at or before the Closing of the following conditions:

                 Section 7.1. Truth of Representations and Warranties. The representations and warranties of Seller and General Partner included in this Agreement and in each Schedule or other instrument or document delivered hereunder shall be true and correct on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties which by their terms relate to a specific date, which shall remain true and correct as of such date). Buyer shall have received a certificate to the foregoing effect dated the Closing Date signed by Seller and General Partner, together with evidence satisfactory to Buyer that all security interests in and liens, pledges and encumbrances upon the Transferred Assets have been satisfied, terminated and released. Buyer, in its sole discretion, shall have the right to waive compliance with the representations and warranties of Seller and General Partner.

                 Section 7.2.  Estoppel Letters; Performance of Agreements.

                 (a) Buyer shall have received estoppel letters and Uniform Commercial Code Termination Statements, in form and substance satisfactory to Buyer and its lenders and their respective counsel, from each lender to Seller or lienholder affecting any of the Transferred Assets ("Creditors"), setting forth all amounts owed and accruing as interest or other charges with respect thereto (on a daily basis) and the amount each Creditor will accept in payment thereof, and stating that upon payment thereof the Creditor will, and does thereby, release and forever discharge Buyer, the Systems and the Transferred Assets from any lien, claim, security interest, charge or encumbrance, held, claimed or capable of being asserted by the Creditor.

                 (b) Each payment, delivery or other action required of Seller or General Partner under this Agreement, and each agreement of Seller or General Partner to be performed at or before the Closing under the terms hereof or as contemplated herein shall have been duly performed. Buyer shall have received a certificate to this effect dated the Closing Date and signed by Seller and General Partner.

                 Section 7.3. Consents of Third Parties. Seller shall have obtained and delivered to Buyer on the forms set forth in Schedule 7.3 or such other forms as are reasonably satisfactory to Buyer and its lenders and their respective counsel, all consents of, and issued all notifications to, third parties (in sufficient time in advance so that any necessary notice period shall have been met), that are required for the assignment of the Transferred Assets to Buyer contemplated hereby, that are required for the consummation of the transactions contemplated herein, or that are required in order to prevent a breach of, a default under, or a termination of any agreement to which Seller or General Partner is a party or to which any of their respective property is subject, or that is otherwise required for the transfer of the Systems or the Transferred Assets to Buyer, or the ownership and operation of the Systems and the Transferred Assets by Buyer. Notwithstanding the foregoing, with respect to Schedule 7.3, Buyer agrees that (i) the provisions of Sections 3(a) and 3(c) of each of the forms thereof are not required to be included in any such consents provided that Seller shall have used reasonable efforts to attempt to have such provisions so included, and (ii) the provisions of Section 3(b) thereof are not required to be included in all such consents provided that such provisions are included in consents pertaining to those Franchises covering at least 95% of all Basic Subscribers as of the Closing and provided further that Seller shall have used reasonable efforts to attempt to have such provisions so included in all third party consents hereunder.

                 Section 7.4. Opinion of Seller's Counsel. Seller shall provide to Buyer and Buyer's lenders the favorable opinion, dated the Closing Date, of Gallop, Johnson & Neuman, L.C., counsel to Seller, or other counsel satisfactory to Buyer, substantially in the form set forth in and covering the matters covered by Schedule 7.4.

                 Section 7.5. Opinion of FCC and Copyright Counsel. Seller shall provide to Buyer and Buyer's lenders the favorable opinion, dated the Closing Date, of Dow, Lohnes & Albertson, FCC and copyright counsel, or other FCC and copyright counsel satisfactory to Buyer and its lenders, in substantially the form set forth in and covering the matters covered by
Schedule 7.5.

                 Section 7.6. No Adverse Change. There shall have been no material adverse change in, loss or damage to, or diminution in value of, the Transferred Assets, the Systems or the business of Seller. If such material adverse change is the result of damage to or destruction of the Transferred Assets, or any portion thereof, then (i) Buyer may terminate this Agreement, in which event the Escrow Deposit, and all interest earned thereon, shall be returned to Buyer, or (ii) if Buyer and Seller mutually agree in writing upon adjustments to the Cash Consideration, payment of insurance proceeds, limitations on the representations of Seller and General Partner, and all other matters with respect to such material adverse change, then Buyer and Seller shall proceed to consummate the transactions contemplated herein.

                 Section 7.7. Inventory. Seller shall have established and shall deliver to Buyer on the Closing Date Inventory as set forth in Schedule 7.7.

                 Section 7.8 Environmental Report. Buyer shall have received, at Buyer's expense, a Phase I environmental site assessment (the "Environmental Report") of the Owned Real Property performed by a nationally recognized environmental firm reasonably satisfactory to Buyer. The Environmental Reports shall show no environmental condition on or affecting such Owned Real Property that (i) could reasonably be expected to impair the use or value of such Owned Real Property for the continued operation of the Systems as operated by Seller on the Closing Date or subject Buyer to any liability for fines, penalties, or cleanup or response costs if Buyer consummates this Agreement, or (ii) would cause a reasonable purchaser to perform further investigation or testing before proceeding with the transfer of the Owned Real Property. Notwithstanding the foregoing, this condition to closing shall not be applicable (a) with respect to any Owned Real Property as to which Buyer shall not have ordered an Environmental Report at least sixty (60) days prior to the Closing

Date, (b) if all adverse environmental conditions shall have been remediated and cured at Seller's cost prior to the Closing, or (c) if the subject parcel of Owned Real Property is retained by Seller and replaced prior to Closing, at Seller's cost, with another parcel of property of substantially equivalent utility, which replacement property shall be fully equipped and operational as of the Closing.

                 Section 7.9 Title Commitment. Provided that Buyer shall have ordered such commitments at least sixty (60) days prior to the Closing Date, Buyer shall have received, at Buyer's expense, a written commitment to issue owner's and lessee's policies of title insurance, naming Buyer as the insured, written by a responsible title insurance company authorized to write title insurance with respect to real estate in the states where the Owned Real Property and Leased Real Property is located, which policies shall guarantee such title to be in the condition called for by this Agreement, and shall show no rights of occupancy or use by third parties, no gaps in the chain of title and no violations of any applicable zoning or other ordinance, statute, rule or regulation.

                 Section 7.10 Retransmission Extensions. With respect to those broadcast television stations, the signals of which are presently retransmitted on one or more of the Systems and whose retransmission consent expires on or before January 31, 1997, Buyer shall have obtained the written consent of each such station to continue to retransmit such signal for a period of not less than one year from the date such consent to continued retransmission is given, in each case on terms which are substantially similar to those presently applicable to the Systems or upon such other terms as are reasonably acceptable to Buyer.

                 Section 7.11 Uncured Defaults. There shall exist no uncured default under any Franchise, Access Agreement, Lease or other contract being assumed by Buyer which individually or in the aggregate could be reasonably expected to affect the value of the Systems by more than $250,000 or involve payments or expenditures in excess of $250,000.

         Section 8. Conditions Precedent to the Obligation of Seller and General Partner to Close.

                 The obligation of Seller and General Partner to consummate the transactions herein contemplated is subject to the satisfaction at or before the Closing of the following conditions:

                 Section 8.1. Truth of Representations and Warranties. The representations and warranties of Buyer included in this Agreement and in any Schedule or other instrument or document delivered by Buyer hereunder shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties which by their terms relate to a specific date, which shall remain true and correct as of such date). Seller shall have received a certificate to this effect dated the Closing Date and signed by Buyer.

                 Section 8.2. Performance of Agreements. Each payment, delivery or other action required of Buyer under this Agreement, and each agreement of Buyer to be performed at or before the Closing under the terms hereof or as contemplated herein shall have been duly performed. Seller shall have received a certificate to this effect dated the Closing Date and signed by Buyer.

                 Section 8.3 Opinion of Buyer's Counsel. Buyer shall provide to Seller and General Partner the favorable opinion, dated the Closing Date, of Edwards & Angell, counsel to Buyer, substantially in the form set forth in and covering the matters covered by Schedule 8.3.

                 Section 9. Conditions Precedent to Each Party's Obligations. The respective obligations of Buyer and the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                 (a) The aggregate number of Basic Subscribers in those Franchise Areas that are Transferable Franchise Areas shall be at least 90% of the aggregate number of Basic Subscribers in all Franchise Areas.

                 (b) There shall not be in effect an injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transaction contemplated by this Agreement and no action or proceeding brought by any governmental authority shall be pending that may result in a judgment, decree, or order that would prevent or make unlawful the consummation of the transactions under this Agreement.

                 (c) All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

                 Section 10.  The Closing.

                 Section 10.1. Time and Place. The closing of the transactions contemplated hereunder (the "Closing") shall be held at the offices of Triax Communications Corporation, 100 Fillmore Street, Suite 600, Denver, Colorado 80206 (or, if Buyer so elects, at the office of counsel to Buyer's senior lenders) at 10:00 a.m. on a date specified by Buyer upon at least 10 days prior written notice to Seller, which date is not earlier than the date the condition set forth in Section 9(a) shall have been satisfied and not later than thirty (30) days after the date the aggregate number of Basic Subscribers in those Franchise Areas that are Transferable Franchise Areas shall be at least 97.5% of the aggregate number of Basic Subscribers in all Franchise Areas, but in no event earlier than October 1, 1996 (unless Buyer shall have agreed in writing to waive any purchase price adjustment under
Section 2.5(c)) and in no event later than October 30, 1996 (the "Closing
Date").

                 Section 10.2. Deliveries by Seller. At the Closing, Seller shall execute and deliver to Buyer:

                 (a) Transfer Documents. Such bills of sale, deeds, assignments, consents and other instruments of conveyance and transfer as may, in the opinion of counsel for Buyer, be required or appropriate in order to effectively vest in Buyer title to, and physical possession of, all of the assets and rights being acquired by Buyer hereunder as contemplated by this Agreement;

                 (b) Officer's Certificates. Certificates, each dated as of the Closing Date, executed by a senior officer of each of Seller and General Partner, respectively, certifying (i) that the representations and warranties of Seller and General Partner included in this Agreement and in each Schedule or other instrument or document delivered hereunder shall be true and correct on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties which by their terms relate to a specific date, which shall remain true and correct as of such date); and (ii) that all security interests in and liens, pledges and encumbrances upon the Transferred Assets have been satisfied, terminated and released.

                 (c) Secretary's Certificates. Certificates, each dated as of the Closing Date, executed by a senior officer of each of Seller and General Partner, respectively, certifying (i) that the resolutions, as attached to such certificate, were duly adopted by Seller and General Partner, or each of their respective corporate general partner(s), authorizing and approving the execution and deliver of the Seller Agreements and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (iii) as to the incumbency of each signatory to the Seller Agreements executed by Seller and General Partner.

                 (d) Opinions of Counsel. Opinions of Seller's and General Partner's general counsel and FCC counsel, substantially in the forms as Schedules 7.4 and 7.5, respectively.

                 (e)      Transferred Assets.  Possession of the Transferred
         Assets; and

                 (f) Other. Such other certificates, instruments and documents as Buyer or its counsel may reasonably request, including (without limitation) releases or terminations of financing statements filed under the Uniform Commercial Code or otherwise recorded under the laws of any state and any other release or termination of lien and encumbrance requested, for the purpose of closing the transactions contemplated by this Agreement.

                 Section 10.3. Deliveries by Buyer. At the Closing, Buyer shall pay or cause to be paid or execute and deliver to or on behalf of Seller:

                 (a) Payment. The Cash Consideration, as adjusted pursuant to Section 2.5, less the Post-Closing Escrow and the Retained Franchise Escrow Amount, if any.

                 (b)      Assumption Agreements.  The Assumption Agreement; and

                 (c) Officer's Certificate. Certificate, dated as of the Closing Date, executed by a senior officer of Buyer, certifying that the representations and warranties of Buyer included in this Agreement or other instrument or document delivered hereunder shall be true and correct on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties which by their terms relate to a specific date, which shall remain true and correct as of such date).

                 (d) Secretary's Certificate. Certificate, dated as of the Closing Date, executed by a senior officer of each of Buyer, certifying (i) that the resolutions, as attached to such certificate, were duly adopted by Buyer's corporate general partner(s), authorizing and approving the execution and deliver of the Buyer Agreements and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (iii) as to the incumbency of each signatory to the Buyer Agreements executed by Buyer.

                 (e) Opinion of Counsel. Opinion of Buyer's general counsel, substantially in the form as Schedule 8.3.

                 (f) Other. Such other certificates, instruments and documents as Seller or its counsel may reasonably request for the purpose of closing the transactions contemplated by this Agreement.

             Section 11. Subsequent Closings. If, on the date specified for the Closing pursuant to Section 10.1, any Franchise Area is not a Transferable Franchise Area (the "Non-Transferable Franchise Area"), then, notwithstanding any other provision of this Agreement, the following provisions shall apply:

                 (a) At the Closing, Seller shall sell and assign to Buyer, and Buyer shall purchase and acquire from Seller, all Transferred Assets, except only for any Franchise which relates to a Non-Transferable Franchise Area (each such Franchise, a "Retained Franchise") and all of the other Transferred Assets which are used exclusively in the operation of the Franchise Areas serviced pursuant to such Retained Franchises (the "Retained Assets"). From and after the Closing, Seller shall retain the Retained Franchises and the Retained Assets, and, subject to the terms and conditions in this Section 11, Seller shall sell and assign to Buyer, and the Buyer shall purchase and acquire from Seller, the Retained Franchises and the Retained Assets in accordance with the terms of this Section 11.

                (b)     At the Closing:

                          (i) The amount payable by Buyer to the Sellers pursuant to Section 2.2 shall be reduced by an amount that Buyer is required to deposit in escrow pursuant to Section 11(b)(iii).

                          (ii) All conveyance documents, certificates and other documents contemplated by this Agreement to be delivered at the Closing shall be in the form and substance provided for in this Agreement with such modifications as are necessary or appropriate to reflect the provisions of this Section 11.

                          (iii) Buyer shall deliver to one of Buyer's senior lenders, as escrow agent or to another mutually acceptable escrow agent (the "Retained Franchise Escrow Agent"), by wire transfer of federal reserve funds, (aa) $2,125,000 if the aggregate number of Basic Subscribers in those Franchise Areas that are Transferable Franchise Areas shall be less than or equal to 97.5% of the aggregate number of Basic Subscribers in all Franchise Areas (such computation being hereinafter referred to as the "Transferable Subscriber Percentage"), or (bb) otherwise, an amount equal to that portion of the Cash Consideration allocable to the Retained Franchises and the Retained Assets, which amount shall be the product of the number of Basic Subscribers in the Franchise Areas serviced under such Retained Franchises multiplied by $1,553.00 (the "Full Per Subscriber Amount") (such number of Basic Subscribers to be determined based on the information in Schedule 3.7(a)). The amount delivered to the Retained Franchise Escrow Agent, (the "Retained Franchise Escrow Amount") shall be held in an escrow account (the "Retained Franchise Escrow Account") pursuant to the terms of an escrow agreement on terms mutually satisfactory to Buyer and Seller (the "Retained Franchise Escrow Agreement"), with any revisions thereto that are reasonably requested by Buyer's senior lenders to grant them a perfected security interest in the Retained Franchise Escrow Amount (subject to the rights of Seller under this Agreement). All interest earned on the Retained Franchise Escrow Amount shall be disbursed to Seller as provided in this Section 11.

                          (iv) Buyer and Seller shall enter into a mutually acceptable management agreement (the "Management Agreement") pursuant to which Buyer shall manage the Systems serviced by the Retained Franchises. The Management Agreement shall provide that Buyer will be entitled to receive and retain all revenues, and will be responsible for all costs and expenses, attributable to the operations of the Retained Franchises and the Retained Assets, the intent of the parties being that Buyer will enjoy the economic rewards and bear the economic risks resulting from the operation of the Retained Systems and the Retained Assets during the term of the Management Agreement.

                (c) After the Closing, Buyer and Seller shall cooperate in obtaining any authorizations, consents, orders, or approvals of any municipal authority necessary to cause any Franchise Area that was not a Transferable Franchise Area on the Closing Date to become a Transferable Franchise Area, and the agreements and obligations of Buyer and Seller under the other provisions of this Agreement shall be fully applicable in seeking such authorizations, consents, orders, or approvals after the Closing. Seller shall give to Buyer written notice of the receipt of any authorizations, consents, orders, or approvals of any municipal authority necessary to cause any Franchise Area that was not a Transferable Franchise Area on the Closing Date to become a Transferable Franchise Area.

                (d) If any Franchise Area that was not a Transferable Franchise Area on the Closing Date becomes a Transferable Franchise Area within fifteen (15) months after the Closing Date, then, a closing shall be held on a date to be agreed to between Buyer and Seller (or, if Buyer and Seller fail to agree, on the first business day that is at least ten days after such Franchise Area becomes a Transferable Franchise Area), in accordance with the following:

                          (i) At such closing, the Seller shall sell and assign to Buyer, and Buyer shall purchase and acquire from Seller, those Retained Franchises that cover Franchise Areas that have become Transferable Franchise Areas by such closing date and all Retained Assets relating thereto, as evidenced by bills of sale and assignment and assumption agreements in form and substance substantially identical to those delivered by the parties at the Closing;

                          (ii) The closing conditions of Buyer and Seller in Sections 7, 8 and 9 shall apply to such closing insofar as such conditions relate to the Retained Franchises and Retained Assets described in paragraph
                          (i) above; provided however, that the provisions of Sections 7.1, 7.4, 7.5, 7.6, 7.7, 7.10, 8.1, 8.3,
                          9(a) and 9(c) shall not apply with respect to such closing;

                          (iii)    At such closing, Buyer and Seller
                          shall make to one another mutually acceptable representations and warranties with respect to the Retained Franchises and the Retained Assets and the transactions contemplated herein;

                          (iv) At such closing, Buyer and Seller shall execute and deliver conveyance documents, certifications and other documents (other than opinions of counsel) corresponding to those delivered at the Closing with such modifications as are necessary or appropriate to reflect the provisions of this Section 11 and to relate to the Retained Franchises and Retained Assets being purchased by Buyer at such closing;

                          (v) Upon such closing, the Management Agreement shall be terminated with respect to the Franchise Areas covered by the Retained Franchises that are transferred at such closing; and

                          (vi)     At such closing, to the extent the
                          Transferable Subscriber Percentage is less than or equal to 97.5%, then no disbursement shall be made from the Retained Franchise Escrow Account. To the extent the Transferable Subscriber Percentage then exceeds 97.5%, Buyer and Seller shall direct the Retained Franchise Escrow Agent to disburse to Seller the Full Per Subscriber Amount times the number of Basic Subscribers (in excess of such 97.5% threshold) in the Franchise Areas covered by the Retained Franchises described in paragraph (i) above (as determined pursuant to Schedule 3.7(a)), together with all interest then earned under and credited to the Retained Franchise Escrow Account.

                (e) If any Franchise Areas do not become Transferable Franchise Areas within fifteen (15) months after the Closing Date, then a closing shall be held on the first business day that is fifteen (15) months after the Closing Date, in accordance with the following:

                          (i) At such closing, Seller shall sell and assign to Buyer, and Buyer shall purchase and acquire from Seller, all Retained Franchises and Retained Assets pertaining to Franchise Areas that shall not have become Transferable Franchise Areas, as evidenced by bills of sale and assignment and assumption agreements in form and substance substantially identical to those delivered by the parties at the Closing;

                          (ii) The closing conditions of Buyer and Seller in Sections 7, 8 and 9 shall apply to such closing insofar as such conditions relate to the Retained Franchises and Retained Assets described in paragraph
                          (i) above, except that Buyer shall be deemed to have waived the condition that any authorization, consent, order or approval of any municipal authority necessary for the transfer of such Retained Franchise shall have been obtained and shall be final; and provided however, that the provisions of Sections 7.1, 7.4, 7.5, 7.6, 7.7, 7.10, 8.1, 8.3, 9(a) and
                          9(c) shall not apply with respect to such closing;

                          (iii) At such closing, Buyer and Seller shall make to one another mutually acceptable representations and warranties with respect to the

                          Retained Franchises and the Retained Assets and the transactions contemplated herein;

                          (iv) At such closing, Buyer and Seller shall execute and deliver conveyance documents, certificates and other documents (other than opinions of counsel) corresponding to those delivered at the Closing with such modifications as are necessary or appropriate to reflect the provisions of this Section 11 and to relate to the Retained Franchises and Retained Assets being purchased by Buyer at such closing;

                          (v) Upon such closing, the Management Agreement shall be terminated; and

                          (vi) At such closing, Buyer and Seller shall direct the Retained Franchise Escrow Agent to disburse the Retained Franchise Escrow Amount (to the extent not previously disbursed) as follows: (A) the Retained Franchise Escrow Agent shall disburse to Buyer the product of twenty-five percent (25%) of the Full Per Subscriber Amount times the number of Basic Subscribers in such non transferable Franchise Areas (as determined pursuant to Schedule 3.7(a)); and (B) the Retained Franchise Escrow Agent shall disburse to Seller all other amounts remaining in the Retained Franchise Escrow Account.

                (f) With respect to any claim by Buyer for indemnification pursuant to Section 6 relating to any Non-Transferable Franchise Area, the time limitations pertaining to the assertion of claims shall be measured from the original Closing Date, and such limit shall remain subject to the exceptions set forth in Section 6(d). Subject to such time limitations, any such claims may be asserted at any time after the original Closing Date and shall be valued and treated in all respects as if the Retained Assets had been transferred to Buyer.

               (g) Buyer and the Seller shall negotiate in good faith any other changes to this Agreement necessary or appropriate to effectuate the intent of this Section 11.

               (h) For purposes of this Agreement, the following terms shall have the following meanings ascribed to them:

                 (1) "Basic Subscriber" means accounts in a single household or commercial facility, which are using basic cable television services provided by Seller and: (i) are paying no less than the standard rate per month set forth in Schedule 2.4(a) (the "Standard Basic Rate") for such service, and are not more than 60 days or more past due, calculated from the first applicable billing date (which Seller and General Partner represent and warrant to be the first or the fifteenth day of each month), and are not entitled to any discount, rebate or other form of price concession or reduction with respect to cable services (other than for bona fide overpayments made by any such subscriber); (ii) have made payment to Seller for Seller's full cable television installation fee (other than for installation discounts granted in accordance with this Agreement); and (iii) (A) who have paid to Seller at least one full monthly payment for basic cable television services in accordance with Seller's regular monthly billing cycle at or above the Standard Basic Rate or
         (B) who purchase cable services from Buyer and make full payment therefor, within 60 days after Buyer's first billing date following the Closing.

                 Seller represents and warrants that a list of all of Seller's Basic Subscribers and other subscribers who do not constitute Basic Subscribers who are separately identified as such, as of a date not earlier than April 30, 1996 is set forth in Schedule 2.4(b), including the special accounts and Bulk Subscriber accounts under the agreements separately identified as such in Schedule 2.4(b) under which Seller has agreed to provide cable television services to trailer parks, condominiums, motels, apartments and other multiple dwelling and commercial users on a single billing bulk basis or other discounted basis (collectively, "Bulk Subscribers"), which list shall be updated by Seller so that it is current as of the end of the business day preceding the Closing Date.

                 (2) "Franchise Area" means any of the geographic areas in which Seller is authorized to provide cable television service pursuant to a Franchise granted by a municipal authority or provides cable television service in any geographic area in which a Franchise granted by a municipal authority is not required pursuant to applicable law;

                 (3) "Transferable Franchise Area" means any Franchise Area with respect to which (i) any authorization, consent, order or approval of any municipal authority necessary for the assignment of the Franchise for such Franchise Area in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be effective, without any condition or qualification materially adverse to Buyer or Seller or that would have a materially adverse effect on such Franchise Area, or (ii) no authorization, consent, order or approval of any municipal authority is necessary for the assignment of the Franchise for such Franchise Area in connection with the consummation of the transactions contemplated by this Agreement, or (iii) no Franchise is required for the provision of cable television service in the Franchise Area

         Section 12.  Non-competition.

                 In consideration of the allocation of $100,000 out of the Purchase Price (the "Non-Competition Payment"), which it is hereby agreed is fair and adequate compensation therefor, Seller and General Partner each agrees, and for no additional consideration Seller and General Partner and each of their affiliates whose signatures appear on the signature pages of this Agreement agree to agree in writing with Buyer at Closing (in the form of Agreement Not to Compete set forth in Schedule 12), effective on and after the Closing Date and for the five (5) year period following the Closing Date, not to engage, directly or indirectly, either personally, or as an owner, employee, partner, associate, officer, manager, agent, advisor, consultant or otherwise in any business which is competitive with the business of Buyer within any franchised or other operating territory of the Systems. For the purposes hereof, a business will be deemed competitive with the business of Buyer if it involves the development, construction, sale, lease, rental or operation of any cable television system, satellite master antenna television system, multi-point distribution system, low power television system, direct broadcast satellite system, or "open video" systems as such terms are generally defined and used in the communications industry.

         Section 13.  Notices.

                 Any notice or other communication required or permitted hereunder shall be sufficiently given if in writing and sent by certified or registered mail, postage prepaid, or by next business day courier service (such as Federal Express) or telecopy, addressed as follows:

                 (a)      If to Seller or General Partner addressed to:

                                  c/o Triax Communications Corporation
                                  100 Fillmore Street, Suite 600
                                  Denver, Colorado 80206
                                  Attention:  Jay R. Busch, President
                                  Telecopy #:  303-333-1110

                          With a copy to:

                                  Alan G. Johnson, Esq.
                                  Gallop, Johnson & Neuman, L.C.
                                  16th Floor
                                  101 South Hanley Road
                                  St. Louis, Missouri  63105
                                  Telecopy #:  314-862-1219

                 (b)      If to Buyer, addressed to:

                                  FrontierVision Operating Partners, L.P.
                                  1777 South Harrison Street
                                  Suite P-200
                                  Denver, Colorado 80210-3925
                                  Attention:  James C. Vaughn
                                  Telecopy #:  (303) 757-6105

                          With a copy to:

                                  Stephen O. Meredith, Esq.
                                  Edwards & Angell
                                  101 Federal Street
                                  Boston, MA 02110
                                  Telecopy #  (617) 439-4170

or to such other address(es) as Seller or Buyer shall give notice to the other by like means. Any such notice or communication shall be deemed to have been given as of the date and time so mailed, delivered to the courier or telecopied.

         Section 14.  Parties in Interest.

                 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors, assigns, heirs and legal representatives, each of which shall be entitled to rely upon and to receive the benefit of, both directly as a third party beneficiary thereof and by collateral assignment, the representations, warranties and agreements of Seller and General Partner under this Agreement as fully as if it was a party to this Agreement.

         Section 15.  Entire Agreement.

                 (a) The Schedules hereto are hereby incorporated in and form an integral part of this Agreement. For purposes of preparing the Schedules, any item disclosed on one particular Schedule shall be deemed to have been disclosed on all other Schedules where disclosure of such item is required.

                 (b) All understandings and agreements between the parties relating to the subject matter hereof are merged into this Agreement, which fully and completely expresses their agreement and supersedes any prior agreement or understanding relating to the subject matter hereof, including, without limitation, any letter of intent and related correspondence among the parties.

                 Section 16. Termination. (a) This Agreement may be terminated at any time by:

                          (i) the mutual written consent of the parties hereto;

                          (ii) either Buyer or Seller if the Closing Date does
not occur on or before October 30, 1996;

                          (iii)  Buyer, if any of the conditions set forth in
Sections 7 or 9 shall not have been either fulfilled or waived by Buyer on or before the Closing Date, or if Seller shall have breached any of its representations, warranties or obligations hereunder in any material respect, and such breach shall not have been cured in all material respects or waived prior to the earlier of the Closing Date and thirty (30) days after the Buyer has given notice to Seller of such breach; or

                          (iv)  Seller, if any of the conditions set forth in
Sections 8 or 9 shall not have been either fulfilled or waived by Seller on or before the Closing Date, or if Buyer shall have breached any of its representations, warranties or obligations hereunder in any material respect, and such breach shall not have been cured in all material respects or waived prior to the earlier of the Closing Date and thirty (30) days after Seller has given notice to Buyer of such breach.

                (b) In the event of the termination of this Agreement by Buyer or Seller pursuant to this Section 16, written notice thereof shall promptly be given to the other party and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated, without further action by any party. Nothing in this Section 16 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the rights of Buyer to compel specific performance of Seller of its obligations under this Agreement.

                (c) Notwithstanding the foregoing, no party may terminate this Agreement if such party is then in default hereunder.

                 Section 17.  Governing Law.

                 This Agreement and the agreements and instruments contemplated hereby shall be governed by and construed in accordance with the law of the State of Colorado, without regard to the conflict of law provisions thereof.

                 Section 18. Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one instrument.

                 Section 19. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

                 Section 20. Vaughn Noncompete. Seller and the General Partner, on behalf of themselves and their affiliates, hereby agree that neither the execution, delivery and performance of this Agreement and the transactions contemplated hereby by Buyer nor Buyer's ownership or operation of the Systems following the Closing shall be construed to violate the Employment Agreement dated January 1, 1994, the letter agreement dated April 7, 1995 or the Agreement dated September 29, 1995, in each case as the same may be amended from time to time, between James C. Vaughn and Triax Communications Corporation, it being agreed that any such violation which would result therefrom is hereby waived.

                 Section 21. Arbitration. Any controversy, dispute or claim, including, but not limited to, a claim for specific performance, between Seller and Buyer arising out of or in connection with, or relating to, this Agreement or the transactions contemplated hereby or the breach, termination or validity hereof, shall be finally settled by arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect at the time of the commencement of arbitration. The arbitration tribunal shall consist of three arbitrators. Each party shall appoint one of the first two arbitrators, and the two arbitrators so appointed shall appoint the third arbitrator, who shall act as chairman of the tribunal. The party desiring to initiate arbitration proceedings shall give the other party written notice thereof, describing the matter in dispute, naming its arbitrator and demanding that the other party name its arbitrator within 10 days from the date of such notification. If the other party fails to name its arbitrator within such 10 day period, or if the two arbitrators do not appoint the third arbitrator within 15 days after the selection of the second arbitrator, then the AAA shall, at the request of one of the parties, appoint the second or third arbitrator, as the case may be. In the case of an arbitration proceeding to resolve a dispute with respect to the calculation of the adjustments to be made to the Purchase Price as contemplated by Section 2.5, a single arbitrator shall be a national independent public accounting firm that has not performed any services for Seller, Buyer or General Partner during the two years prior to the Closing Date. Any arbitration decision shall be reasoned and in writing and any judgment upon the decision or award rendered by the arbitrators may be entered and specifically enforced in any court having jurisdiction thereof. The situs of any arbitration shall be Denver, Colorado. A final award shall be rendered as soon as reasonably possible and in any event within 90 days of the filing with AAA of any demand for arbitration.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.





                                 SELLER:


                                 TRIAX SOUTHEAST ASSOCIATES, L.P.

                                 By:  TRIAX SOUTHEAST GENERAL PARTNER, L.P.,
                                      its General Partner

                                 By:  TRIAX SOUTHEAST ASSOCIATES, INC.,
                                      its General Partner


                                 By: /s/ JAY R. BUSCH
                                     -------------------------------------
                                        Jay R. Busch, President


                                 GENERAL PARTNER:


                                 TRIAX SOUTHEAST GENERAL PARTNER, L.P.


                                 By:  TRIAX SOUTHEAST ASSOCIATES, INC.
                                      its General Partner


                                 By:  /s/ JAY R. BUSCH
                                      ---------------------------------
                                      Jay R. Busch, President

                                 BUYER:


                                 FRONTIERVISION OPERATING PARTNERS, L.P.

                                 By:  FRONTIERVISION PARTNERS, L.P., its
                                      General Partner

                                 By:  FVP GP, L.P., its General Partner

                                 By:  FRONTIERVISION INC., its General Partner


                                 By: /s/ JAMES C. VAUGHN
                                     -------------------------------------
                                        James C. Vaughn, President



        The undersigned hereby agree to be bound solely by the provisions of Sections 12 and 20 of the foregoing Agreement to the same extent and the on the same basis as Seller is bound thereby.


                                 /s/ JAY R. BUSCH
                                 --------------------------------------
                                 Jay R. Busch

                                 /s/ JAMES DESORRENTO
                                 --------------------------------------
                                 James DeSorrento


                                 TRIAX COMMUNICATIONS CORPORATION


                                 By:/s/ JAY R. BUSCH
                                    -----------------------------------
                                      Jay R. Busch, President